Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

SRCG, Ltd.

and

SRCG Genpar, L.P.,
as Sellers,
and

SOUTHERN UNION PANHANDLE LLC
and

SOUTHERN UNION GATHERING COMPANY LLC,

as Buyers,
dated as of

December 15, 2005

Table of Contents

Disclosure Schedule

Schedule 1.1(a) - Buyers Knowledge
Schedule 1.1(b) - Sellers Knowledge
Schedule 1.1(c) - Permitted Liens
Schedule 1.1(d) - Capital Expenditure Budget
Schedule 1.1(e) - Current Assets
Schedule 1.1(f) - Current Liabilities
Schedule 3.3 - Seller Approvals
Schedule 4.1 - Partnerships
Schedule 4.2(b) - Foreign Qualifications
Schedule 4.2(d) - SRES Subsidiaries
Schedule 4.2(e)(i) - Grey Ranch Foreign Qualifications
Schedule 4.2(e)(ii) - Grey Ranch Ownership
Schedule 4.4 - Financial Statements
Schedule 4.5 - Absence of Certain Changes
Schedule 4.6(a) - Material Contracts
Schedule 4.6(b) - Certain Contracts
Schedule 4.6(c) - Enforceability of Material Contracts
Schedule 4.7(a) - Intellectual Property
Schedule 4.8 - Litigation
Schedule 4.9(a) - Employee Benefit Plans
Schedule 4.9(b) - Qualified Plans
Schedule 4.9(c) - Plans Subject to Title IV of ERISA
Schedule 4.10(a) - Taxes
Schedule 4.10(c) - Tax Jurisdictions
Schedule 4.11(a) - Environmental Matters
Schedule 4.11(b) - Underground Storage Tanks
Schedule 4.12 - Legal Compliance
Schedule 4.13 - Permits
Schedule 4.14 - Insurance
Schedule 4.16(a) - Properties
Schedule 4.16(b) - Preferential Purchase Rights
Schedule 4.17 - Governmental Regulation
Schedule 4.18 - Imbalances
Schedule 4.19 - Certain Business Relationships
Schedule 5.3 - Buyer Approvals
Schedule 6.1 - Conduct of Business
Schedule 6.6 - Partnership Guarantees
Schedule 6.7(c) - Excluded Contracts
Schedule 6.7(d) - Commodity Positions
Schedule 6.16(a) - Active Employees
Schedule 6.16(b) - Non-Transferred Employees
Schedule 6.16(c)  - Other Employees
Schedule 6.19 - Employees on Long Term Disability
Schedule 6.22 - Vacation Pay
Schedule 8.1(l) - Persons Executing Retention Agreements
Schedule 8.1(m) - Environmental Policy

Exhibits

Exhibit 2.4(b)(i)  Assignment and Assumption Agreement

Exhibit 2.4 (b)(ii)  Certificate of Non-Foreign Status

Exhibit 8.1(l)   Retention Agreements

Exhibit 8.1(n)   Transition Services Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of December 15, 2005 (this “Agreement”), is entered into by and among SRCG, Ltd., a Texas limited partnership (“SRCG”), SRCG Genpar, L.P., a Delaware limited partnership (“Genpar” and, together with SRCG, “Sellers”), SOUTHERN UNION GATHERING COMPANY LLC, a Delaware limited liability company (“LP Interest Buyer”), and SOUTHERN UNION PANHANDLE LLC, a Delaware limited liability company (“GP Interest Buyer” and, together with LP Interest Buyer, “Buyers”).

RECITALS

WHEREAS, SRCG owns and desires to sell to LP Interest Buyer, and LP Interest Buyer desires to purchase from SRCG, on the terms and subject to the conditions set forth herein, (i) 100% of the limited partner interests in Sid Richardson Energy Services, Ltd., a Texas limited partnership (“SRES”), and (ii) 100% of the limited partner interests in Richardson Energy Marketing, Ltd., a Texas limited partnership (“REM”);

WHEREAS, Genpar owns and desires to sell to GP Interest Buyer, and GP Interest Buyer desires to purchase from Genpar, on the terms and subject to the conditions set forth herein, (i) 100% of the general partner interests in SRES, (ii) 100% of the general partner interests in REM and (iii) 100% of the general partner interests in Leapartners, L.P., a Texas limited partnership (“Leapartners”);

WHEREAS, SRES (itself or through the SRES Subsidiaries) owns and operates a system of natural gas transportation, gathering, treating, compression and processing facilities in Texas and New Mexico; and

WHEREAS, REM provides necessary gas control and ensures the sale of SRES’s controlled and owned natural gas and natural gas liquids;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning provided such term in Section 2.5(d).

“Active Employees” has the meaning provided such term in Section 6.16(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement”has the meaning provided such term in the preamble to this Agreement.

“Allocation”has the meaning provided such term in Section 7.2(i).

“Assets”has the meaning provided such term in Section 4.16(a).

“Audited Financial Statements”has the meaning provided such term in Section 4.4(a).

“Bank Credit Facility” means the Amended and Restated Credit Agreement, dated as of October 8, 2004, among Sid Richardson Energy Services, Ltd., as borrower, the lenders party thereto, JP Morgan Chase Bank, as administrative agent, and Fleet National Bank, Wells Fargo Bank, N.A. and U.S. Bank National Association, as managing agents.

“Benefit Plan”means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it were subject to ERISA, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified) and (iv) each bonus, deferred compensation or incentive compensation plan; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business, including wage, vacation, holiday, and sick or other leave policies, (b) workers’ compensation insurance, (c) directors’ and officers’ liability insurance and (d) Material Contracts.

“Business Day”means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.

“Buyers”has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals”has the meaning provided such term in Section 5.3.

“Buyer Indemnified Parties”has the meaning provided such term in Section 9.2(a).

“Buyers’ 401(k) Plan” has the meaning provided such term in Section 6.20(c).

“Cap Amount” has the meaning provided such term in Section 9.4(c).

“Capital Expenditure Budget” means the 2006 capital expenditure budget of the Partnership Companies attached hereto as Schedule 1.1(d).

“Cause”means termination because of a material dereliction of duty, commission of a felony or crime of moral turpitude, material violation of any written policy of the employer, willfully engaging in conduct the employee knows or should know is materially injurious to the employer or its Affiliates or termination because of any other “termination for cause” provision in the applicable individual’s employment agreement, if any.

“Closing”has the meaning provided such term in Section 2.4(a).

“Closing Date”has the meaning provided such term in Section 2.4(a).

“Closing Statement”has the meaning provided such term in Section 2.5(a).

“COBRA” has the meaning provided such term in Section 6.21.

“Code”means the Internal Revenue Code of 1986, as amended.

“Competitive Business” has the meaning provided such term in Section 6.9(c).

“Confidentiality Agreement”means the Confidentiality Agreement between SRES and Panhandle Eastern Pipe Line Company, LP dated December 8, 2005.

“Continuation Period” has the meaning provided such term in Section 6.17(c).

“Contract”means any legally binding agreement, commitment, lease, license or contract, instrument or other arrangement but excluding Benefit Plans.

“Current Assets”means the sum of all current assets of the Partnership Companies as of the Closing Date, calculated on a basis consistent with the methodology reflected on Schedule 1.1(e) and otherwise computed in accordance with GAAP adjusted consistent with the methodology reflected on Schedule 1.1(e) (provided that: (i) all commodity price hedges regardless of their term shall be marked to market as of the Closing Date and the resulting gain, if any, shall be included in Current Assets; and (ii) natural gas imbalances, if any, shall be marked to market), as adjusted to give effect to the exclusion of 50% of the current assets of Grey Ranch. For illustrative purposes only, as of September 30, 2005, Current Assets totaled $304,464,312, as reflected on the calculations attached hereto as Schedule 1.1(e).

“Current Liabilities”means the sum of all current liabilities and all Indebtedness of the Partnership Companies as of the Closing Date, calculated on a basis consistent with the methodology reflected on Schedule 1.1(f) hereto and otherwise computed in accordance with GAAP adjusted consistent with the methodology reflected on Schedule 1.1(f) (provided that: (i) all commodity price hedges, regardless of their term, shall be marked to market as of the Closing Date and the resulting loss, if any, shall be included in Current Liabilities; (ii) natural gas imbalances, if any, shall be marked to market), as adjusted to give effect to the terms of this Agreement and the consummation of the transactions contemplated hereby on the Closing Date and to the exclusion of 50% of the current liabilities and Indebtedness of Grey Ranch. For illustrative purposes only, as of September 30, 2005, Current Liabilities totaled $288,746,196, as reflected on the calculations attached hereto as Schedule 1.1(f).

“Direct Claim” has the meaning provided such term in Section 9.3(c).

“Disclosure Schedule” means the schedules attached hereto.

“Dollars”and“$” mean the lawful currency of the United States.

“Easements” means all easements, rights-of-way, servitudes, property use agreements, line rights, permits and licenses associated with or related to the Facilities.

“Eligible Transferred Employees” has the meaning provided such term in Section 6.20(a).

“Employees” means the employees of any Partnership Company.

“Engage In”has the meaning provided such term in Section 6.9(c).

“Environmental Law”means any applicable Law relating to human health, the environment (including natural resources) or the protection thereof and Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local Laws including those pertaining to oil and gas exploration, production, gathering and processing wastes.

“ERISA”means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning provided such term in Section 4.9(b)(iii).

“Estimated Net Working Capital Amount” means $25,000,000.

“Estimated Purchase Price”means an amount equal to $1,600,000,000 ($1,580,386,500 in respect of the Limited Partner Interests and $19,613,500 in respect of the General Partner Interests).

“Exchange Act”has the meaning provided such term in Section 6.3(b).

“Excluded Subsidiary” has the meaning provided such term in Section 4.2(f).

“Expiration Date” has the meaning provided such term in Section 9.1.

“Facilities” means the pipelines, compressors, processing plants, meters and treaters, together with all fixtures and appurtenances associated principally with the maintenance or operation of such pipelines, compressors, processing plants, meters and treaters, used or held for use by the Partnership Companies in connection with the operation of the business of the Partnership Companies.

“Fee Interests” means all fee property interests associated with or related to the Facilities.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Financial Statements”has the meaning provided such term in Section 4.4.

“Financing” has the meaning provided such term in Section 6.3(b).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time, as consistently applied.

“General Partner Interests” means the 100% general partner interests of Genpar in each of SRES, REM and Leapartners, as more particularly described in the recitals to this Agreement.

“Genpar” has the meaning provided such term in the preamble to this Agreement.

“Genpar GP” has the meaning provided such term in Section 8.1(d).

“Governmental Authority”means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“GP Interest Buyer” has the meaning provided such term in the preamble to this Agreement.

“Grey Ranch” means Grey Ranch Plant, L.P., a Texas limited partnership.

“Hazardous Materials” means any product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any applicable Environmental Law including radioactive materials (other than naturally occurring radioactive materials), asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum products, natural gas, crude oil and any fractions, or derivatives thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act, or any successor law.

“Indebtedness”means for any Person (i) indebtedness for borrowed money, including any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit; (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business; (iii) indebtedness for borrowed money of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (iv) capital lease obligations of such Person or (v) any guarantee with respect to Indebtedness of another Person.

“Indemnified Party”has the meaning provided such term in Section 9.3(a).

“Indemnifying Party”has the meaning provided such term in Section 9.3(a).

“Indemnified Tax Claim”has the meaning provided such term in Section 7.4(b).

“Intellectual Property”means intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Interim Financial Statements” has the meaning provided such term in Section 4.4.

“Knowledge”as to Buyers means the actual knowledge, after reasonable inquiry, of those persons listed in Schedule 1.1(a) and as to Sellers means the actual knowledge, after reasonable inquiry, of those persons listed in Schedule 1.1(b).

“Law”means any applicable law, rules of common law, rule, regulation, ordinance, order, judgment, decree or other legally enforceable requirement of a Governmental Authority.

“Leapartners” has the meaning provided such term in the recitals to this Agreement.

“Lien(s)”means any charges, pledges, options, mortgages, deeds of trust, hypothecations, security interests or other encumbrances or restrictions (whether on voting, sale, transfer, disposition or otherwise).

“Limited Partner Interests” means the 100% limited partner interests of SRCG in each of SRES and REM, as more particularly described in the recitals to this Agreement.

“Losses” means all claims, liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees and any and all costs and expenses (including reasonable legal fees and accounting fees) incident to the enforcement of the indemnification provisions of this Agreement); provided, however, that Losses shall not include any special, punitive, exemplary, consequential or indirect damages or any lost profits, damage to reputation or loss to goodwill; provided, however, that in the case of Third Party Claims,

Losses shall be deemed to include all forms of relief, monetary and otherwise asserted therein without any of the foregoing exceptions.

“LP Interest Buyer” has the meaning provided such term in the preamble to this Agreement.

“Material Adverse Effect”means, with respect to any Person, any circumstance, change or effect that (i) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Person (and, in the case of a Partnership Company, of the Partnership Companies taken as a whole) or (ii) materially impedes the ability of such Person to complete the transactions contemplated herein or to perform its obligations hereunder, but in the case of clause (i) above, shall exclude any circumstance, change or effect (except, as to clauses (a) and (c) below, to the extent that such circumstance, change or effect shall have a disproportionate impact (vis a vis other entities with operations in the counties where the Partnership Companies have physical assets) on the Partnership Companies) resulting or arising from:

(a)  any change in general economic conditions in the industries or markets in which a Partnership Company operates;

(b)  seasonal reductions in revenues and/or earnings of the Partnership Companies in the ordinary course of their respective businesses;

(c)  national or international political, diplomatic or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack; and

(d)  changes in GAAP or other accounting principles after the date hereof.

“Material Contracts”has the meaning provided such term in Section 4.6(a).

“Net Working Capital Change Amount,” which may be positive or negative, means (x) the Estimated Net Working

“Non-Compete Area” has the meaning provided such term in Section 6.9(c).

“Non-Transferred Employees”has the meaning provided such term in Section 6.16(b).

“Organizational Documents”means any charter, certificate of incorporation, articles of association, bylaws, operating

“Other Employees” has the meaning provided such term in Section 6.16(c).

“Parties”means Sellers and Buyers.

“Partnership Company” means any of SRES, REM, Grey Ranch or any SRES Subsidiary.

“Partnership Companies” means REM, SRES, Grey Ranch and the SRES Subsidiaries, collectively.

“Partnership Guarantees”means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Sellers or their respective Affiliates (other than the Partnership Companies) in support of any obligations of any Partnership Company listed on Schedule 6.6. and any other guarantees, letters of credit, bonds, sureties and other credit support or assurances that in the aggregate subject Sellers and their respective Affiliates (other than the Partnership Companies) to total aggregate exposure of no more than $5,000,000.

“Partnerships”means SRES and REM.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits”means authorizations, licenses, permits, registrations, exemptions or certificates issued by Governmental Authorities; provided, however, that right-of-way agreements and similar approvals are not included in the definition of Permits.

“Permitted Liens”means (i) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) the rights of lessors and lessees under leases executed in the ordinary course of business, (iv) the rights of licensors and licensees under licenses executed in the ordinary course of business, (v) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, that do not or would not impair in any material respect the use or occupancy of any applicable asset or property in the operation of the business of the Partnership Companies, (vi) Liens securing rental payments under capital lease arrangements executed in the ordinary course of business, (vii) Liens listed on Schedule 1.1(c) and (viii) Liens created by Buyers or its successors and assigns.

“Person”means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Property” means all items of personal property owned or leased by the Partnership Companies in connection with the operation of their business including, without limitation, all vehicles, equipment, furniture, files, records and operating inventories (which shall include, without limitation, chemicals, lubrications, fuels, corrosion inhibitors, field supplies, computers and office supplies located at the Facilities).

“Policies”has the meaning provided such term in Section 4.14.

“Pre-Closing Date Period Tax Claims”has the meaning provided such term in Section 7.2(e).

“Pre-Closing Date Tax”has the meaning provided such term in Section 7.2(c).

“Purchase Price”has the meaning provided such term in Section 2.2.

“Purchased Interests”means the Limited Partner Interests and the General Partner Interests.

“Qualified Beneficiary” has the meaning provided such term in Section 6.21.

“Reasonable Efforts”means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“REM” has the meaning provided such term in the recitals to this Agreement.

“Representatives”means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Sellers”has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals”has the meaning provided such term in Section 3.3.

“Seller Indemnified Parties”has the meaning provided such term in Section 9.2(b).

“Seller Marks”has the meaning provided such term in Section 6.9(b).

“Sellers’ 401(k) Plan” has the meaning provided such term in Section 6.20(c).

“Sellers’ Pension Plan” has the meaning provided such term in Section 6.20(a).

“SRCG” has the meaning provided such term in the preamble to this Agreement.

“SRCG Restoration Plan” has the meaning provided such term in Section 6.20(b).

“SRES” has the meaning provided such term in the recitals to this Agreement.

“SRES Subsidiaries” means Leapartners, SRCG-West Texas Gathering Company, Inc., a Texas corporation, Mi Vida Genpar, L.L.C., a Texas limited liability company, Sid Richardson Pipeline, Ltd., a Texas limited partnership, West Texas Gathering Company, a Delaware corporation, and Sid Richardson Gas Pipeline, Ltd., a Texas limited partnership.

“Straddle Period” has the meaning provided such term in Section 7.2(c).

“Straddle Period Tax Claim” has the meaning provided such term in Section 7.2(c).

“Tax Authority”means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit”means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.

“Tax Indemnified Party”has the meaning provided such term in Section 7.4(b).

“Tax Indemnifying Party”has the meaning provided such term in Section 7.4(b).

“Tax Proceeding”has the meaning provided such term in Section 7.2(f).

“Tax Returns”means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Third Party Claim”has the meaning provided such term in Section 9.3(a).

“Threshold Amount” has the meaning provided such term in Section 9.4(b).

“Transferred Employees”has the meaning provided such term in Section 6.17(a).

“United States”means the United States of America.

“Welfare Benefit Plan”has the meaning provided such term in Section 6.21.

Section 1.2  Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,”“hereto,”“hereby,”“herein,”“hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to the subject Person, the ordinary course of business consistent with past practice.

(c)  The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Purchased Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer and convey to Buyers, and Buyers shall purchase and acquire from Sellers, the Purchased Interests, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.

Section 2.2 Purchase Price. The aggregate consideration payable by Buyers to Sellers for the Purchased Interests (the “Purchase Price”) shall consist of $1,600,000,000 ($1,580,386,500 in respect of the Limited

Partner Interests and $19,613,500 in respect of the General Partner Interests) minus the Net Working Capital Change Amount (which shall be divided as between the Buyers in the same proportion).

Section 2.3 [Intentionally Omitted]

Section 2.4 The Closing.

(a)  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kelly, Hart & Hallman, P.C., 201 Main Street, Suite 2500, Fort Worth, Texas 76102, commencing at 10:00 a.m. local time on the first day of the calendar month following the calendar month in which all of the conditions to Closing shall have been satisfied (with an effective time of 12:01 a.m. on such date), or such other date as Buyers and Sellers may mutually determine (the “Closing Date”).

(b) At the Closing, Sellers will deliver the following documents and deliverables to Buyers:

(i)  an Assignment and Assumption Agreement in the form of Exhibit 2.4(b)(i) effecting the transfer to Buyers of ownership of all of the Purchased Interests;

(ii) a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code in the form of Exhibit 2.4(b)(ii); and

(iii) such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyers and agreed to by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement, including such certificates, instruments of conveyance and documents specified in Section 8.1.

(c) At the Closing, Buyers will deliver the following documents and deliverables to Sellers:

(i)  an Assignment and Assumption Agreement in the form of Exhibit 2.4(b)(i) effecting the transfer to Buyers of ownership of all of the Purchased Interests;

(ii)  an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Sellers; and

(iii) such other certificates, instruments, and documents as may be reasonably requested by Sellers and agreed to by Buyers prior to the Closing Date to carry out the intent and purposes of this Agreement, including such certificates, instruments and documents specified in Section 8.2.

Section 2.5 Post-Closing Purchase Price Reconciliation.

(a) As soon as reasonably practicable following the Closing Date, and in any event within 45 days thereafter, Sellers shall deliver to Buyers a closing statement of the Partnership Companies as of the Closing Date (the “Closing Statement”), prepared by Sellers in good faith and on a reasonable basis, setting forth in reasonable detail the proposed final determination of the Net Working Capital Change Amount, including such information relating thereto as may be specified in Article VII hereof.

(b) From and after the delivery of the Closing Statement, and in order for Buyers to review the Closing Statement and the calculation of the Net Working Capital Change Amount, Sellers shall provide to Buyers and their Representatives prompt and full access to the personnel, accountants, books and records used by Sellers or their Representatives in the preparation of the Closing Statement and the calculation of the Net Working Capital Change Amount (and shall provide copies of applicable portions of such books and records as may be reasonably requested), and shall cause the employees of Sellers to cooperate in all reasonable respects with Buyers in connection with their review of such work papers and other documents and information relating to the preparation of the Closing Statement and the calculation of the Net Working Capital Change Amount.

(c) Within 45 days after Buyers’ receipt of the Closing Statement, Buyers shall notify Sellers in writing whether Buyers agree or disagree with the Closing Statement. If Buyers accept the Closing Statement, Buyers or Sellers, as appropriate, shall, within five Business Days of such acceptance, make the following adjustments: (i) if the Net Working Capital Change Amount calculated based on the Closing Statement is a negative number, Buyers shall pay to Sellers in cash (by means of federal funds wire or interbank transfer in immediately available funds) a positive amount equal to the Net Working Capital Change Amount, or (ii) if the Net Working Capital Change Amount calculated based on the Closing Statement is a positive number, Sellers shall pay to Buyers in cash (by means of federal funds wire or interbank transfer in immediately available funds) an amount equal to the Net Working Capital Change Amount. In the event that any payment required by this Section 2.5(c) is not made by the appropriate Party when due pursuant to the terms of this Section 2.5(c), such payment shall accrue interest from the date such payment was due at the lesser of 15% per annum or the maximum rate permitted by applicable law. Such interest shall be paid by the appropriate Party upon demand by the other Party.

(d) If Buyers disagree with the Closing Statement, Buyers’ notice as aforesaid shall specify in reasonable detail the nature and extent of such disagreement, and Buyers and Sellers shall have a period of 30 days from Sellers’ receipt of such notice in which to resolve such disagreement. If such notice of disagreement is not received by Sellers within the time specified in subsection (c) above, it shall be deemed that Buyers have accepted the Closing Statement with respect to all items set forth therein and within three Business Days after the expiration of such 30 day period, Buyers or Sellers, as appropriate, shall make the payments described in Section 2.5(c) hereof. Any disputed amounts which cannot be agreed to by the Parties within 30 days from Sellers’ receipt of Buyers’ notice of disagreement to the Closing Statement shall be determined by a mutually agreeable nationally recognized accounting firm that does not have a relationship with either Sellers or Buyers, or any of their respective

Affiliates (the “Accounting Firm”). The engagement of and the determination by the Accounting Firm (or any other accounting firm designated by the Accounting Firm as set forth below) shall be completed within 60 days after such assignment is given to the Accounting Firm and shall be binding on and shall, absent manifest error, be nonappealable by Sellers and Buyers. If for any reason the Accounting Firm is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Accounting Firm. The fees and expenses payable to the Accounting Firm (or any other accounting firm designated by the Accounting Firm) in connection with such determination will be borne 50% by Sellers and 50% by Buyers.

(e) Within five Business Days of the date on which the last disputed item required to determine the Net Working Capital Change Amount as of the Closing Date is resolved by the Accounting Firm, Buyers or Sellers, as appropriate, shall make the payments described in Section 2.5(c) hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Sellers, jointly and severally, represent and warrant to Buyers as follows:

Section 3.1Organization of Sellers. SRCG is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas. Genpar is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization; Enforceability. Each Seller has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite partnership action of each of SRCG and Genpar. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby by them (assuming all filings, consents, approvals, authorizations and notices set forth on Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:

(a)  violate any Law applicable to either Seller or any of its subsidiaries (other than the Partnership Companies);

(b)  require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or any other Person;

(c)  violate any Organizational Document of either Seller or any of its subsidiaries (other than the Partnership Companies); or

(d)  (i) breach or conflict with or constitute a default under any Contract, Benefit Plan or Permit to which either Seller or any of its subsidiaries (other than the Partnership Companies) is a party or by which either Seller or any of its subsidiaries (other than the Partnership Companies) or any of its assets may be bound, (ii) result in the acceleration, termination or modification of any such Contract, Benefit Plan or Permit, (iii) result in the creation of any Lien upon any of the Purchased Interests, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, acceleration, termination, modification or creation of a Lien upon any of the Purchased Interests or would create in any party the right to accelerate, terminate, modify or cancel any Contract, Benefit Plan or Permit of any Seller or any of its subsidiaries (other than the Partnership Companies);

except, in the case of clause (b) and (d) above, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Partnership Companies and on the ability of Sellers to enter into and timely perform their obligations under this Agreement and the other agreements contemplated hereby to be executed by Sellers.

Section 3.4 Litigation. Except as set forth on Schedule 4.8, (a) there are no lawsuits, actions, investigations or proceedings by or before any Governmental Authority, arbitrator or mediator, pending or, to the Knowledge of either of the Sellers, threatened against either of the Sellers or any of their subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Partnership Companies or the ability of either Seller to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority, arbitrator or mediator binding upon either Seller or any of their subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Partnership Companies or the ability of either Seller to perform its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3.4 shall not relate to or cover any matters relating to Taxes, Benefit Plans, Employees or Environmental Laws, which are addressed in Sections 4.10, 4.9, 4.15 and 4.11, respectively.

Section 3.5 Brokers’ Fees. Except for Lehman Brothers, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or any of their respective Affiliates (including the Partnership Companies); provided that any brokerage fee, finders’ fee or other commission payable to Lehman Brothers, Inc. shall in no event be payable by the Partnership Companies.

Section 3.6 Ownership of Purchased Interests.

(a)  SRCG has good title to, holds of record and owns beneficially, the Limited Partner Interests free and clear of any Liens, other than transfer restrictions imposed thereon by applicable securities Laws. All the Limited Partner Interests are held by SRCG, and the Limited Partner Interests represent 100% of the outstanding limited partner interests of SRES and REM. On the Closing Date, upon payment of the Estimated Purchase Price in accordance with Section 2.4, the Limited Partner Interests will be acquired by Buyers free and clear of all Liens (other than restrictions imposed thereon by applicable securities Laws).

(b)  Genpar has good title to, and holds of record and owns beneficially, the General Partner Interests free and clear of any Liens, other than transfer restrictions imposed thereon by applicable securities laws. All the General Partner Interests are held by Genpar, and the General Partner Interests represent 100% of the general partner interests of SRES, REM and Leapartners. On the Closing Date, upon payment of the Estimated Purchase Price in accordance with Section 2.4, the General Partner Interests will be acquired by Buyers free and clear of all Liens (other than restrictions imposed thereon by applicable securities laws).

(c)  (i) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for partnership or other equity interests of any of the Partnership Companies, (ii) there are not any other commitments or agreements providing for the issuance of additional partnership or other equity interests of any of the Partnership Companies or the repurchase or redemption of partnership or other equity interests of any of the Partnership Companies, and (iii) there are no agreements of any kind which may obligate the Partnership Companies to issue, purchase, redeem or otherwise acquire any of their respective partnership or other equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the partnership or other equity interests of any of the Partnership Companies.

(d)  All of the outstanding partnership interests of the Partnerships (i) have been duly authorized and validly issued and (ii) were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.

(e)  The Sellers, directly or indirectly, own all of the equity interests of Sid Richardson Carbon, Ltd.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP COMPANIES

Sellers, jointly and severally, represent and warrant to Buyers as follows:

Section 4.1  Organization of the Partnerships. Each of the Partnerships is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite partnership power and authority to own or lease its assets and to conduct its business as it is now being conducted. Each of the Partnerships is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on such Partnership. Schedule 4.1 sets forth the jurisdiction of organization of each Partnership, the jurisdictions in which each Partnership is qualified or licensed to do business as a foreign limited partnership and the authorized, issued and outstanding equity interests and the record and beneficial owners thereof of each Partnership. Sellers have made available through the electronic data room or otherwise provided to Buyers true copies of all existing Organizational Documents of the Partnerships.

Section 4.2 Organization and Capitalization of the SRES Subsidiaries and Grey Ranch.

(a)  With the exception of the general partner interest of Genpar in Leapartners, SRES, directly or indirectly through another SRES Subsidiary, owns, of record and beneficially, all of the outstanding equity interests of each other SRES Subsidiary. Other than SRES’s indirect equity interest in Grey Ranch, the SRES Subsidiaries are the only corporations, limited partnerships, limited liability companies and other Persons in which SRES owns, directly or indirectly, an equity interest. REM does not own any equity interest in any corporation, limited partnership, limited liability company or any other Person.

(b)  Each SRES Subsidiary is duly organized or incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation, is duly qualified to do business as a foreign limited liability company, limited partnership or corporation in each jurisdiction set forth opposite such SRES Subsidiary’s name on Schedule 4.2(b), which are all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership Companies. Each SRES Subsidiary has the requisite power and authority (as a corporation, limited partnership or limited liability company) to carry on its respective business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease.

(c)  All the outstanding shares of capital stock, partnership interests, membership interests and other equity interests of each SRES Subsidiary (i) have been duly authorized and validly issued (and, with respect to each of SRCG-West Texas Gathering Company, Inc. and West Texas Gathering Company, are fully paid and non-assessable), (ii) were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and (iii) are owned of record and beneficially by SRES or another SRES Subsidiary (or, in the case of Leapartners, are owned of record and beneficially by SRES and Genpar), free and clear of all Liens (other than restrictions imposed thereon by applicable securities Laws).

(d)  Sellers have heretofore made available through the electronic data room or otherwise provided to Buyers true and complete copies of the Organizational Documents of each SRES Subsidiary. Schedule 4.2(d) sets forth a true and complete list of the SRES Subsidiaries together with (i) a specification of the nature of the legal organization of each such entity, and (ii) the jurisdiction of organization of each such entity and (iii) the authorized, issued and outstanding equity interests and record and beneficial owners thereof of each SRES Subsidiary.

(e)  Grey Ranch is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, is duly qualified to do business as a foreign limited partnership in each jurisdiction set forth on Schedule 4.2(e)(i), which are all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership Companies. Grey Ranch has the requisite partnership power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. All outstanding partnership or other equity interests in Grey Ranch have been duly authorized and validly issued, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and are owned of record and beneficially by the Persons set forth on Schedule 4.2(e)(ii). Sid Richardson Pipeline, Ltd's partnership or other equity interests in Grey Ranch are owned free and clear of all Liens (other than restrictions imposed thereon by applicable securities Laws). Sellers have heretofore made available through the electronic data room or otherwise provided to Buyers true and complete copies of the Organizational Documents of Grey Ranch.

(f)  In addition, Sellers own a non-controlling interest in PetroSource Energy Company, LP (the “Excluded Subsidiary”).

Section 4.3 No Conflict. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers (assuming all of the Seller Approvals have been made, given or obtained) do not and shall not:

(a)  violate any Law applicable to any Partnership Company;

(b)  require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or any other Person;

(c)  violate any Organizational Document of any Partnership Company; or

(d) (i) breach or conflict with or constitute a default under any Contract, Benefit Plan or Permit to which any Partnership Company is a party or by which any Partnership Company or any of its assets may be bound, (ii) result in the acceleration, termination or modification of any such Contract, Benefit Plan or Permit, (iii) result in the creation of any Lien under any such Contract or on any assets of any Partnership Company or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, acceleration, termination, modification or creation of a Lien or would create in any party the right to accelerate, terminate, modify, or cancel a Contract, Benefit Plan or Permit of any Partnership Company;

except, in the case of clause (b) and (d) above, as would not, either individually or in the aggregate, have a Material Adverse Effect on the Partnership Companies, or on the ability of Sellers to enter into and timely perform their obligations under this Agreement and the other agreements contemplated hereby to be executed by Sellers.

Section 4.4  Financial Statements.

(a) Schedule 4.4 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of SRES as of December 31, 2003 and 2004, with related statements of income, cash flows and changes in partners’ capital for the years ended December 31, 2002, 2003 and 2004, (b) the audited balance sheets of REM as of December 31, 2003 and 2004, with related statements of income, cash flows and changes in partners’ capital for the years ended December 31, 2002, 2003 and 2004, (c) the unaudited consolidated balance sheet of SRES (with related statements of income and cash flows) as of, and for the period ended, September 30, 2005 and (d) the unaudited balance sheet of REM (with related statements of income and cash flows) as of, and for the period ended, September 30, 2005. The Financial Statements referred to in clauses (a) and (b) above are sometimes collectively referred to herein as the “Audited Financial Statements,” and the Financial Statements referred to in clauses (c) and (d) above are sometimes collectively referred to herein as the “Interim Financial Statements.” The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented thereby and present fairly in accordance with GAAP, the financial position, the results of operations and cash flows of the Partnerships as of, and for the periods ended on, such dates.

(b) The Partnership Companies have not received any written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the Partnership Companies’ financial reporting practices. All material transactions have been properly recorded in the accounting records underlying the Financial Statements. There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over the Partnership Companies’ financial reporting. To the Knowledge of the Sellers, no member of the Partnership Companies’ management nor any other employee with a significant role in the Partnership Companies’ internal controls has committed any act of fraud having a material effect on the Financial Statements.

(c) The Partnership Companies have not received or otherwise had, nor do the Sellers have any Knowledge of, any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud affecting the Partnership Companies.

(d) All liabilities that are required by GAAP to be reflected or reserved against in the balance sheet included in the Interim Financial Statements have been so reflected or reserved against in such balance sheet. Since September 30, 2005, the Partnership Companies have not incurred any material liability other than in the ordinary course of business.

Section 4.5 Absence of Certain Changes. Except as disclosed on Schedule 4.5, since September 30, 2005, (a) there has not been any Material Adverse Effect on any Partnership Company and (b) the business of each Partnership Company has been conducted, in all material respects, only in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.5, since September 30, 2005, none of the Partnership Companies has taken any of the actions described in Section 6.1(b).

Section 4.6 Contracts.

(a) Schedule 4.6(a) contains a true and complete listing of the following contracts, agreements, commitments or arrangements (other than (x) Contracts of a nature described on Schedule 4.6(b) and (y) the Contracts listed on Schedule 6.7(c)) to which any Partnership Company (or any Seller if such contract, agreement, commitment or arrangement relates to the business of any of the Partnership Companies) is a party in effect on the date of this Agreement (each contract, agreement, commitment or arrangement that is required to be listed on Schedule 4.6(a), together with any other Contract that Sellers would have been required to disclose on Schedule 4.6(a) but for the fact that they have been disclosed on Schedule 4.6(b), being “Material Contracts”):

(i)  each Contract for Indebtedness for borrowed money involving an obligation in excess of $100,000 and each Contract for other Indebtedness involving an obligation in excess of $1,000,000;

(ii) each natural gas transportation, gathering, treating, processing or other Contract and each natural gas purchase Contract that individually involves annual revenues or payments of the Partnership Companies in excess of $1,000,000;

(iii) each Contract involving a remaining commitment by a Partnership Company to pay capital expenditures with respect to its business in excess of $1,000,000;

(iv) each Contract for lease of personal property or real property involving aggregate payments in excess of $500,000 in any calendar year;

(v) each employment contract respecting a Transferred Employee involving aggregate payments in excess of $100,000 in any calendar year, and each Contract providing retention, severance or project bonus payments in excess of $50,000 individually or $200,000 in the aggregate, in each case that have not been paid in full as of the date of this Agreement;

(vi) each Contract providing for any compensation payable as a result of the consummation of the transaction contemplated by this Agreement in excess of $50,000 individually or $200,000 in the aggregate whether or not some other subsequent action or event would be required to cause such compensation to be payable;

(vii) except for Contracts of the nature described in clause (ii) above, each Contract between a Seller or such Seller’s Affiliate (other than the Partnership Companies), on the one hand, and a Partnership Company, on the other hand, identifying those Contracts that will survive the Closing and those that will terminate on or prior to the Closing;

(viii)  each Contract that provides for a limit on the ability of a Partnership Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(ix)  except for Contracts of the nature described in clauses (i) through (viii) above, each Contract involving aggregate payments by or to a Partnership Company in excess of $1,000,000 in any future calendar year;

(x)  any agreement concerning a partnership or joint venture;

(xi)  any confidentiality or standstill agreements;

(xii)  any agreement under which any of the Partnership Companies has advanced or loaned any amount of money to any of its officers, directors, employees or consultants; and

(xiii)  any Contract with independent contractors, any service agreement or any consulting agreement, in each case relating to the Assets and involving an aggregate payment in excess of $100,000.

(b)  True and complete copies of all Material Contracts (other than any Material Contracts listed on Schedule 4.6(b)), including all amendments thereto, have been made available through the electronic data room or otherwise provided to Buyers.

(c) Except as set forth on Schedule 4.6(c), each Material Contract (other than Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) and Partnership Guarantee (i) is in full force and effect, (ii) represents the legal, valid and binding obligation of the Partnership Company or Seller that is party thereto and, to the Knowledge of Sellers, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except to the extent that any such Material Contract expires according to its terms, each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement. The Partnership Companies and the Sellers are not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Partnership Companies, or permit termination, modification, or acceleration, under the Material Contract. Except as set forth on Schedule 4.6(c), no Partnership Company has received from any other party to a Material Contract any written notice or, to Sellers’ Knowledge, any oral notice of any material breach or material violation by any such Partnership Company or Sellers of any Material Contract. To the Knowledge of the Sellers, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification, or acceleration, under any Material Contract nor has any other party repudiated any provision of any Material Contract.

Section 4.7 Intellectual Property. To the Knowledge of Sellers, (a) except as set forth on Schedule 4.7(a), the Partnership Companies own or have the valid right to use pursuant to license, sublicense, agreement or otherwise all Intellectual Property that individually or in the aggregate is material to the operation of the business of the Partnership Companies as presently conducted, (b) no third party has asserted that any Partnership Company is infringing the Intellectual Property of such third party or has challenged or questioned the validity or effectiveness of any Partnership Company’s rights to its Intellectual Property, (c) the ownership, use and operation of its assets and properties and the conduct of any Partnership Company’s business have not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any other Person and (d) no third party is infringing the Intellectual Property of the Partnership Companies.

Section 4.8 Litigation. Except as set forth on Schedule 4.8, (a) there are no lawsuits or actions before any Governmental Authority, arbitrator or mediator pending or, to the Knowledge of Sellers, threatened by any Person against any Partnership Company that involve claims in excess of $1,000,000 or that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Partnership Companies and (b) to the Knowledge of Sellers, there is no injunction, order or unsatisfied judgment from any Governmental Authority that requires payments in excess of $1,000,000 or that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Partnership Companies. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4.8 shall not relate to or cover any matters relating to Taxes, Benefit Plans, Employees or Environmental Laws, which are addressed in Sections 4.10, 4.9, 4.15 and 4.11, respectively.

Section 4.9 Employee Benefit Plans.

(a) Employee Benefit Plans, Collective Bargaining and Employment Agreements, and Similar Arrangements.

(i) Schedule 4.9(a) lists all Benefit Plans and collective bargaining, labor and employment agreements, or other similar arrangements (including but not limited to bonus or incentive arrangements, retention and/or change of control agreements, severance plans or policies, vacation, sick leave and personal time off policies) to which any of the Partnership Companies is a party or by which any of them is bound, legally or otherwise or that are sponsored, maintained or contributed to by any of the Partnership Companies, or with respect to Benefit Plans, which any of such entities have sponsored, maintained, or to which they have been obligated to contribute within six years prior to the Closing Date. Schedule 4.9(a) identifies the sponsor as to each Benefit Plan listed thereon.

(ii) Sellers have delivered to Buyers true and complete copies of all documents, summary plan descriptions and summaries of material modifications thereto with respect to the Benefit Plans, agreements and arrangements described in this Section 4.9, or summary descriptions of any such Benefit Plans, agreements or arrangements not otherwise in writing as well as all personnel policies applicable to the Employees, if any.

(iii) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by Benefit Plans, agreements or arrangements described in this Section 4.9.

(iv) The Partnership Companies are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such Benefit Plans, agreements and arrangements. The Partnership Companies and their ERISA Affiliates have performed all of their obligations under all such Benefit Plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. To the Knowledge of Sellers, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Benefit Plans or their assets, or arising out of such Benefit Plans, agreements or arrangements, and, to the Knowledge of Sellers, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such Benefit Plans, agreements and arrangements. To the Knowledge of the Sellers, there is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans described on Schedule 4.9(a) before the Internal Revenue Service, the Department of Labor, the PBGC, or any other Governmental Authority.

(v) The Partnership Companies may unilaterally withdraw from and terminate participation in each of the Benefit Plans within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits. No Benefit Plan, agreement or arrangement described in Schedule 4.9(a) provides retiree medical or retiree life insurance benefits to any Person and none of the Partnership Companies or any ERISA Affiliate is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

(vi) To the Knowledge of Sellers, with respect to each such Benefit Plan which is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or a “Plan” (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no “prohibited transaction” (within the meaning of Section 4975(c) of the Code). No act, omission or transaction has occurred which would result in imposition on any of the Partnership Companies of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(vii) The Partnership Companies have classified correctly all individuals who perform services for the Partnership Companies under the Benefit Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

(viii) Each trust funding a Benefit Plan described in Schedule 4.9(a), which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(ix) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require any of the Partnership Companies to make a larger contribution to, or pay greater benefits or provide other rights under, any Benefit Plan, agreement or arrangement described on Schedule 4.9(a) than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any such Benefit Plan, agreement or arrangement.

(x) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any Benefit Plan, agreement or arrangement described on Schedule 4.9(a) that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(b) Qualified Plans.

(i) Schedule 4.9(b) lists each Benefit Plan on Schedule 4.9(a) which is also a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code to which any of the Partnership Companies is a party or by which any of them is bound, legally or otherwise or that has been sponsored, maintained, or contributed to by any of the Partnership Companies or to which any of the Partnership Companies has been obligated to contribute during the six years prior to the Closing Date. Participation as an employer in each such Benefit Plan identified on Schedule 4.9(b) has been duly authorized by the appropriate general partner or the board of directors, as applicable, of the Partnership Companies. Each such Benefit Plan which is intended to so qualify is qualified in form and operation under Section 401(a) of the Code, each trust under each such Benefit Plan is exempt from tax under Section 501(a) of the Code, and such Benefit Plans and trusts have each received a favorable determination letter from the Internal Revenue Service. To the Knowledge of Sellers, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Sections 401(a) and 501(a) of the Code. To the Knowledge of Sellers, no event has occurred that will or could subject any such Benefit Plans to tax under Section 511 of the Code. There has been no termination or partial termination of any such Plan within the meaning of Section 411(d)(3) of the Code.

(ii) Sellers have delivered to Buyers for each Benefit Plan listed on Schedule 4.9(b) copies of the following documents: (A) the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (B) the most recent determination letter from the Internal Revenue Service, (C) the consolidated statement of assets and liabilities of such Benefit Plan as of its most recent valuation date, and (D) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Benefit Plan for the most recently ended plan year.

(iii) With respect to each Benefit Plan subject to Section 412 of the Code maintained for employees of any of the Partnership Companies and any ERISA Affiliate, or maintained, sponsored or contributed to by any of such entities within six years prior to the Closing Date, there has occurred no failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. “ERISA Affiliate,” as applied to any person, means (A) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (B) any trade or business (whether not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code of which that person is a member, and (C) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (A) above or any trade or business described in clause (B) above is a member.

(c) Title IV Plans.

(i) Schedule 4.9(c) lists all Benefit Plans on Schedules 4.9(a) and 4.9(b) which are also subject to Title IV of ERISA to which any of the Partnership Companies or any ERISA Affiliate is a party or by which any of them is bound, legally or otherwise or which has been maintained, sponsored or contributed to by any of the Partnership Companies or any ERISA Affiliates within six years prior to the Closing Date.

(ii) With respect to each Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) to which any of the Partnership Companies is a party or by which any of them is bound, legally or otherwise, or which has been maintained, sponsored or contributed to by any of the Partnership Companies or any ERISA Affiliates within six years prior to the Closing Date (A) none of the Partnership Companies or any ERISA Affiliate has withdrawn from such Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (B) none of the Partnership Companies or any ERISA Affiliate has filed a notice of intent to terminate any such Benefit Plan or adopted any amendment to treat any such Benefit Plan as terminated, (C) PBGC has not instituted proceedings to terminate any such Benefit Plan, (D) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Benefit Plan, (E) no accumulated funding deficiency, whether or not waived, exists with respect to any such Benefit Plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Benefit Plan, (F) all required premium payments to the PBGC have been paid when due and no other liability to the PBGC has been incurred, (G) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Benefit Plan, (H) no excise taxes are payable or could be imposed under the Code, (I) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made, (J) Section 4043(b) of ERISA is not applicable to any such Benefit Plan, (K) all contributions (including installments) to such Benefit Plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and (L) and the assets of each Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(iii) All costs of any Benefit Plans subject to Title IV of ERISA and listed on Schedule 4.9(c) have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Schedule 4.9(c) includes for each such Benefit Plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its “benefit liabilities” (within the meaning of Section 4001 of ERISA). Since the last valuation date for each such Benefit Plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder and, to the Knowledge of Sellers, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed on Schedule 4.9(c) to be reduced or the amount by which benefit liabilities exceed assets as listed on Schedule 4.9(c) to be increased.

(iv) In addition to the documents listed in subsection (b)(ii) above, Sellers have delivered to Buyers for each Benefit Plan listed on Schedule 4.9(c) copies of the following documents (A) the Form PBGC-1 filed in each of the most recent three plan years, and (B) the actuarial report as of the last valuation date. Each such actuarial report fairly presents the financial condition and the results of operations of each such Benefit Plan as of the date described therein.

(d) Multiemployer Plans. None of the Partnership Companies or any of their ERISA Affiliates is a party to or is bound, legally or otherwise, to any Benefit Plan that is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA nor have any of such entities been a party to, bound by, legally or otherwise, contributed to or had an obligation to contribute to such a Benefit Plan within the six years preceding the Closing Date.

Section 4.10 Taxes.

(a) Except as set forth on Schedule 4.10(a), as of the Closing Date, (a) all Tax Returns required to be filed by the Partnership Companies have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns are complete and correct in all material respects, (b) all Taxes for which any Partnership Company is liable have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of the Partnership Companies that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim pending, and no assessment, deficiency or adjustment asserted, proposed or threatened by any applicable Tax Authority in connection with any Tax for which any Partnership Company is liable, (e) none of such Tax Returns is now under audit or examination by any Tax Authority, (f) there are no agreements or waivers with respect to any Partnership Company providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where any Partnership Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) none of the Partnership Companies is a party to any Tax allocation or sharing arrangement, (i) except for SRCG-West Texas Gathering Company, Inc. and West Texas Gathering Company, none of the Partnership Companies has any liabilities for Taxes under Treasury Regulations section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (j) neither Seller is a “foreign person” (as that term is defined in Section 1445 of the Code), (k) none of the Partnership Companies has entered into any agreement or arrangement with any Tax Authority that requires any of the Partnership Companies to take any action or refrain from taking any action, (l) none of the Partnership Companies will be required to include in a taxable period ending after the Closing Date any amount of taxable income attributable to cash or other property that was received, but was not, or will not be, included in income in a taxable period ending before the Closing Date, as a result of an adjustment under Section 481 of the Code or any comparable provision of state or local Tax law, (m) none of the Partnership Companies (and no entity to which any of the Partnership Companies is a successor by statutory merger or consolidation) has joined, or is required to join in the filing of any consolidated, combined or unitary income Tax Returns, apart from the Federal consolidated group comprised of SRCG-West Texas Gathering Company, Inc. and West Texas Gathering Company, and (n) none of the Partnership Companies is a “foreign person” within the meaning of Section 1445 of the Code.

(b) Except for SRCG-West Texas Gathering Company, Inc. and West Texas Gathering Company (each of which is classified as a corporation for Federal income tax purposes under Treasury Regulations section 301.7701-2), none of the Partnership Companies have elected or will elect under Treasury Regulations section 301.7701-3 to be treated as a corporation and each of the Partnership Companies has been treated as either a partnership or a disregarded entity pursuant to Treasury Regulations sections 301.7701.2 and 301.7701-3 since their formation.

(c) Schedule 4.10(c) sets forth of list of all jurisdictions in which any Partnership Company Tax Return has been filed since October 15, 2004.

Section 4.11 Environmental Matters.

(a) Except as set forth on Schedule 4.11(a) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Partnership Companies:
(i)  the Partnership Companies, the Assets, and their operations are and, within the term of all applicable statute of limitations, have been in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all applicable Environmental Laws and, since January 1, 2000, no Partnership Company has received any notice from any Person that it is not in such compliance and that has not been resolved or withdrawn;

(ii)  none of the Partnership Companies or their Assets is the subject of any unsatisfied order or judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring corrective action or the payment of a fine or penalty;

(iii)  none of the Partnership Companies or their Assets is the subject of any action, lawsuit, inquiry, or proceeding pending or, to the Knowledge of the Sellers, threatened, alleging noncompliance with, or potential liability under, any Environmental Law or with respect to any exposure to, or release or disposal of, Hazardous Materials or naturally occurring radioactive materials;

(iv)  there has been no release or disposal of any Hazardous Materials arising out of the Partnership Companies’ operations on, under, or from the Assets or, to Sellers’ Knowledge, at any offsite properties where such Hazardous Materials have been transported or disposed that required investigation, remediation, or other corrective action under Environmental Laws;

(v)  to Sellers’ Knowledge, there has been no exposure to, or release or disposal of, naturally occurring radioactive materials arising out of the Partnership Companies’ operations on, under, or from the Assets, or at any offsite properties where such naturally occurring radioactive materials have been transported or disposed, that required investigations, remediation or other corrective action under Environmental Laws; and

(vi) To Sellers’ Knowledge, Schedule 4.11(a) lists all environmental matters of the Partnership Companies requiring corrective action to achieve compliance with Environmental Laws.

(b) To Sellers’ Knowledge, the only regulated underground storage tanks owned or operated by the Partnership Companies are listed on Schedule 4.11(b).

(c) Sellers have made available through the electronic data room or otherwise provided to Buyers copies of all material environmental site assessment reports that are in Sellers’ or the Partnership Companies’ possession with respect to the Assets.

Section 4.12 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.12, (b) matters that could not reasonably be expected to have a Material Adverse Effect on the Partnership Companies or the operation of the business of the Partnership Companies, (c) compliance with Laws concerning employee benefits (which is addressed in Section 4.9 hereof), (d) compliance with Laws concerning Taxes (which is addressed in Section 4.10 hereof) and (e) compliance with Environmental Laws (which is addressed in Section 4.11 hereof), since January 1, 2004, the Partnership Companies have complied and are in compliance with all applicable Laws. Since January 1, 2004, the Partnership Companies have not received any communication from any Governmental Authority or any other Person that alleges that the business of the Partnership Companies may not be in compliance in any material respect, or may be subject to material liability, under any Law; and to the Sellers’ Knowledge, there are no investigations or reviews pending or threatened by any Governmental Authority relating to any alleged violation arising out of the operation of the business of the Partnership Companies.

Section 4.13 Permits. Except as set forth on Schedule 4.13, each of the Partnership Companies possesses all Permits that in the aggregate are material to the ownership of its assets and the operation of its business as currently conducted. All such Permits are in full force and effect, the Partnership Companies have not received any notifications concerning violations of any such Permits, and there are no lawsuits or other proceedings pending or, to the Knowledge of Sellers, threatened before any Governmental Authority, arbitrator or mediator that seek the revocation, cancellation, suspension or adverse modification thereof.

Section 4.14 Insurance. Schedule 4.14 contains (i) a summary description of all policies of property, fire, casualty, commercial general liability/product liability, workers’ compensation, pollution and remediation, bond and surety arrangements and other insurance held by or for the benefit of the Partnership Companies as of the date of this Agreement (collectively, the “Policies”), (ii) a description of each material claim under any insurance policy made by or on behalf of any Partnership Company during the past three years, which claim was denied by the insurer and (iii) a description of each application for insurance coverage made by or on behalf of any Partnership Company during the last three years that was rejected by the proposed insurer. Until the Closing, each Policy is in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Partnership Company.

Section 4.15 Employees; Labor Relations.

(a)  All Employees of the Partnership Companies are listed on one of Schedule 6.16(a), Schedule 6.16(b), or Schedule 6.19.

(b)  No officer of any Partnership Company is currently on short-term or long-term disability. To the Knowledge of Sellers, none of the officers of the Partnership Companies is obligated under any agreement restricting competition or requiring confidentiality or is subject to any judgment, decree or order of any court or administrative agency that would materially interfere with the use of such officer’s efforts to promote the interests of the Partnership Companies or that would materially conflict with the Partnership Companies’ business as presently conducted.

(c)  As of the date of this Agreement, none of the Partnership Companies (i) is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Partnership Company, and, to the Knowledge of Sellers, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by any Partnership Company which seeks recognition of a collective bargaining unit or (ii) is subject (or has been subject during the past three years) to any strikes, material slowdowns, lock outs, or other material work stoppages pending or, to the Knowledge of Sellers, threatened in writing between a Partnership Company and any group of its respective employees. There are no pending or, to the Knowledge of Sellers, threatened unfair labor practice charges, grievances or complaints filed with any Governmental Authority based on the employment or termination by any Partnership Company of any individual or other pending or, to the Knowledge of Sellers, threatened litigation between a Partnership Company and a current or former employee.

(d)  The compensation and benefits (including vacation benefits) paid or provided with respect to all Employees of the Partnership Companies have been reflected in the Financial Statements for the periods covered thereby. All such compensation and benefits that have accrued and were due and payable prior to the Closing Date have been (or, by the Closing Date, will have been) timely paid in accordance with the compensation and benefit policies of the Partnership Companies and applicable Law.

Section 4.16 Properties.

(a) Subject to the second sentence of this Section 4.16 and except (i) as set forth on Schedule 4.16(a) and (ii) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Partnership Companies, SRES, REM, the SRES Subsidiaries and Grey Ranch, individually or together, have (1) good title to all of the properties reflected in the Financial Statements (other than any properties reflected in the Financial Statements that have been sold or otherwise disposed of since the date of the Financial Statements, all of which sales or dispositions were made in the ordinary course of business), and (2) good title to the Facilities, the Fee Interests and the Personal Property and all other assets owned by them or held by them under valid leaseholds (the “Assets”), in each case free and clear of all Liens other than Permitted Liens. Notwithstanding anything to the contrary contained in the foregoing sentence, as to the Easements, SRES, REM, the SRES Subsidiaries and Grey Ranch, individually or together, have such title to or interest in the Easements as is sufficient to enable them to conduct their business as currently conducted without material interference and free and clear of Liens other than Permitted Liens. No Partnership Company has received any written notice of any adverse claim to the title to any material Assets owned by it or with respect to any lease under which any material Assets are held by it. To Seller’s Knowledge, no Partnership Company has received written notice of any claims or disputes which challenge the rights of any Partnership Company to use, or allege a breach or default of agreements granting to any Partnership Company rights to pipeline easements, right-of-way, licenses and land use permits, other than any such claims or disputes, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect. There has been no actual or, to Sellers’ Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Sellers’ Knowledge, the threat of condemnation.

(b) The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are used in connection with the operation of the business of the Partnership Companies consistent with past practice and as currently operated. The Personal Property owned or leased by the Partnership Companies is sufficient to enable them to conduct their business as currently conducted. Except as specified on Schedule 4.16(b), there are no options, preferential or similar rights to purchase any material Asset or material portion of the Assets.

Section 4.17 Governmental Regulation. Except as specified on Schedule 4.17, the operations of neither Seller nor any Partnership Company currently subjects them to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Natural Gas Act, the Investment Company Act of 1940 or any state public utilities laws.

Section 4.18. Imbalances; Certain Impairments. To Seller’s Knowledge, Schedule 4.18 sets forth all material natural gas imbalances affecting the Assets to which the Sellers or any Partnership Company are subject as of September 30, 2005. All natural gas imbalances affecting the Assets existing as of September 30, 2005 are properly recorded on the balance sheet contained in the Interim Financial Statements in accordance with GAAP.

Section 4.19. Certain Business Relationships with Partnership Companies. Except as set forth in Schedule 4.19, (i) neither Sellers nor any of their respective officers, directors, stockholders, partners or Affiliates (excluding the Partnership Companies) has been involved in any material business arrangement or relationship with the Partnership Companies within the past twenty-four (24) months, (ii) neither Sellers nor any of their respective officers, directors, stockholders, partners or Affiliates (excluding the Partnership Companies) owns any material asset, tangible or intangible, that is used in any Partnership Company’s business and (iii) neither Sellers nor any of their respective officers, directors, stockholders, partners or Affiliates (excluding the Partnership Companies) is a party to any material contract or commitment (whether written or oral) with any Partnership Company or relating to the business of the Partnership Companies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYERS

Buyers, jointly and severally, represent and warrant to Sellers as follows:

Section 5.1 Organization of Buyers. Each Buyer is duly organized or incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation.

Section 5.2  Authorization; Enforceability.  Each Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by each Buyer, and no other limited liability company proceeding on the part of each such Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Buyer, and this Agreement constitutes a valid and binding obligation of each such Buyer, enforceable against each such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement by each Buyer and the consummation of the transactions contemplated hereby by each such Buyer (assuming all filings, consents, approvals authorizations and notices set forth on Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:

(a)  violate any Law applicable to either Buyer or any of its subsidiaries;

(b)  require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority or any other Person;

(c)  violate any Organizational Document of either Buyer or any of its subsidiaries; or

(d)  (i) breach or conflict with or constitute a default under any Contract to which either Buyer or any of its subsidiaries is a party or by which either Buyer or any of its subsidiaries may be bound, (ii) result in the acceleration, termination or modification of any such Contract, (iii) result in the creation of any Lien upon any of the properties or assets of either Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, acceleration, termination, or modification or creation of a Lien or would create in any party the right to accelerate, terminate, modify or cancel any Contract, of either Buyer or any of its subsidiaries;

except, in the case of clause (b) and (d) above, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the ability of Buyers to enter into and timely perform its obligations under this Agreement and the other agreements contemplated hereby to be executed by Buyers.

Section 5.4 Litigation. As of the date of this Agreement (a) there are no lawsuits, actions, investigations or proceedings by or before any Governmental Authority, arbitrator or mediator pending or, to the Knowledge of Buyers, threatened against either of the Buyers that would reasonably be expected to have a material adverse effect on the ability of either Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority, arbitrator or mediator binding upon either Buyer that would reasonably be expected to have a material adverse effect on the ability of either Buyer to perform its obligations under this Agreement.

Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyers or any of their Affiliates for which either Seller could become liable or obligated.

Section 5.6 Financial Ability. At the Closing, Buyers will have sufficient cash resources to enable them to make payment in immediately available funds of the Purchase Price when due.

Section 5.7 Investment Representation. Buyers are purchasing the Purchased Interests for their own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Purchased Interests in violation of any federal or state securities Laws. Buyers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyers acknowledge that the Purchased Interests have not been registered under applicable federal and state securities Laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE VI
COVENANTS

Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 6.1, as required by this Agreement, or as consented to by Buyers in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Sellers shall cause each of the Partnership Companies to, except to the extent required or expressly permitted by Section 6.1(b), operate in the ordinary course of business and use Reasonable Efforts to preserve intact its business and its relationship with customers, suppliers and others having business relationships with such Partnership Company and (b) Sellers shall not permit any Partnership Company to:

(i)  amend its Organizational Documents;

(ii)  liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)  enter into any employment agreements or enter into or grant any change in control agreements or arrangements or, except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, retention, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees or other individuals who provide services to such Partnership Company (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing), (B) accelerate vesting or waive any performance criteria under any Benefit Plan, (C) make any change in its key management structure or (D) adopt, enter into or amend in any material respect any Benefit Plan or any contract, agreement, commitment, arrangement or practice relating to any compensation or benefit for its Employees or other individuals who provide services to such Partnership Company;

(iv)  change its accounting methods, policies or practices;

(v)  make, amend or revoke any election with respect to Taxes;

(vi)  sell, assign, transfer, lease or otherwise dispose of any assets in excess of $250,000 individually or $1,000,000 in the aggregate, except for fair consideration in the ordinary course of business or pursuant to the terms of a Material Contract;

(vii)  create any Liens on any of its assets except Permitted Liens;

(viii)  other than compliance filings, or routine, tariff, comments, interventions or response filing made in the ordinary course of business, make any substantive filings or submit any documents or information to FERC or any other Governmental Authority;

(ix)  cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business;

(x)  except as required by Law or in accordance with the Capital Expenditure Budget, make capital expenditures in excess of $1,000,000 in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting such Partnership Company or as required by Contracts scheduled elsewhere in this Agreement;

(xi)  merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person or make any loan to any Person (other than in a Partnership Company or extensions of credit to customers in the ordinary course of business);

(xii)  except as contemplated by this Agreement, enter into any transactions with Sellers or their respective Affiliates outside the ordinary course of business;

(xiii)  issue or sell any equity interests, notes, bonds or other securities of such Partnership Company or incur, assume or guarantee any Indebtedness for borrowed money (except for intercompany loans from or to Sellers or their respective Affiliates in the ordinary course of business which will be settled or cancelled prior to Closing), or any option, warrant or right to acquire same;

(xiv)  make any distribution with respect to its equity interests other than solely in cash or redeem, purchase, or otherwise acquire any of its equity interests; provided, however, that prior to the Closing, the Partnership Companies shall distribute all of their respective equity interests in the Excluded Subsidiary to the Sellers;

(xv)  amend in any material respect, terminate, cancel or renew any Material Contract or enter into any contract that would be a Material Contract if in effect on the date of this Agreement, provided that, for the avoidance of doubt, to the extent any such contract is entered into after the date of this Agreement in accordance with this Agreement, such contract shall be deemed to be a Material Contract for purposes of this Agreement; provided, further, that, subject to the giving of prior notice to Buyers and no objection being made by Buyers thereto, this clause (xv) shall not prohibit amendments, terminations, cancellations or renewals of, or the entry into, any contract that is described in clauses (ii), (iii), (ix) or (xiii) of the definition of Material Contracts in the ordinary course of business;

(xvi)  modify or waive the Partnership Companies’ rights under existing confidentiality or non-compete agreements under which the Partnership Companies are the beneficiaries;

(xvii)  fail to maintain in full force and effect insurance policies covering the Partnership Companies and their respective properties, assets and businesses in a form and amount consistent with good industry practice and to promptly and diligently prosecute claims under such policies;

(xviii)  enter into any commodity price hedge or, except in the ordinary course of business, any open fixed price positions;

(xix)  take any action that would reasonably be expected to result in any representation and warranty of the Sellers set forth in this Agreement becoming untrue in any material respect;

(xx)  fail to take any action that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the consummation of the transactions contemplated hereby; or

(xxi)  agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Access.

(a) From the date hereof through the Closing, Sellers shall afford to Buyers and their authorized Representatives full access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, property records, title insurance, title opinions and reports, books, contracts, leases, records and appropriate officers and employees of the Partnership Companies (and of Sellers to the extent related to the business of the Partnership Companies), and shall furnish such authorized Representatives with all financial and operating data, title and property information and records and other information concerning the affairs of any Partnership Company (and of Sellers to the extent related to the business of the Partnership Companies) as Buyers and such Representatives may reasonably request (including, without limitation, planning and preliminary arrangements (including data mapping and testing) for the transfer of data from Sellers to Buyers necessary for post-Closing provision of payroll, benefits and data services); provided, however, that Buyers shall not be entitled to conduct any environmental testing or sampling on or at any properties or Facilities of the Partnership Companies without Sellers’ prior written consent, which consent will not be unreasonably withheld or delayed. Sellers shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations.

(b) Buyers shall hold in confidence all information referred to in subsection (a) above on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyers shall have no right of access to, and Sellers shall have no obligation to provide to Buyers, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (ii) any information the disclosure of which Sellers have reasonably concluded after consultation with counsel would jeopardize any privilege available to a Partnership Company, Sellers or any of their respective Affiliates relating to such information, (iii) any information the disclosure of which would cause a Partnership Company, Sellers or any of their respective Affiliates to breach a confidentiality obligation or (iv) any information the disclosure of which would result in a violation of Law. With respect to clause (iii) above, Sellers represent and warrant that the information not being disclosed to Buyers could not reasonably be expected to have a Material Adverse Effect on the Partnership Companies or the operation of the business of the Partnership Companies.

(c) From and after the Closing Date until the fifth anniversary of the Closing Date, Sellers will, and will cause each of their subsidiaries and Representatives to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential information concerning the Partnership Companies or the business and assets of the Partnership Companies, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Sellers or any of their Representatives, (ii) disclosed by Buyers, their Affiliates or their respective Representatives to a third party without a duty of confidentiality on such third party or (iii) lawfully acquired by Sellers or their Representatives after the Closing Date on a non-confidential basis from sources other than Buyers or the Partnership Companies, but only to the extent that any such source is not bound by a confidentiality agreement or other duty to keep such information confidential.

Section 6.3 Third Party Approvals and Cooperation.

(a) Buyers and Sellers shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyers, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

(b) Each of the Parties will cooperate with each other and use Reasonable Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). Sellers agree to provide, and shall cause the Partnership Companies and each of its officers and employees to provide, all cooperation reasonably requested by Buyers, at Buyers’ sole cost and expense, and necessary in connection with (x) the arrangement of any equity or debt financing by Buyers (“Financing”), including (i) preparation of financial statements for use in any offering document prepared by Buyers or their Affiliates and (ii) delivery by the Partnership Companies of any pledge and security documents, lien releases, other definitive financing documents, including any indemnity agreements or other requested certificates or documents relating to the Financing, and (y) the filing of Form 8-K by Buyers or any of their Affiliates under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a result of the consummation of the transactions contemplated hereby; provided, however, that no such agreements or documents shall impose any monetary obligation or liability on the Partnership Companies prior to the Closing Date or on such officers, employees or Sellers at any time. Sellers and the Partnership Companies shall take all actions reasonably requested by Buyers, at Buyers’ sole cost, to cause KPMG LLP to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements needed in connection with the Financing and the filing of such Form 8-K. The obligations set forth in this Section 6.3(b) shall survive until the third anniversary of the Closing Date.

Section 6.4  Regulatory Filings. From the date of this Agreement until the Closing:

(a)  Each of Buyers and Sellers shall, and shall cause their respective Affiliates to (i) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within 15 Business Days after the date hereof, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, and (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

(b)  In connection with any such filings, Buyers shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Buyers be required to take any action, or agree to take any action, that in the judgment of Buyers would have a material adverse effect on Buyers or on the Partnership Companies or any of their respective Affiliates.

Section 6.5 No-Hire/Non-Solicitation.

(a) For a period of 12 months following the Closing Date, neither Buyers nor any Affiliate of Buyers shall, directly or indirectly, hire or solicit (with the exception of any general solicitation of employment through any general advertising medium in the ordinary course of business) for employment as an employee or consultant, any employee of Sellers or their Affiliates other than a Transferred Employee, unless such employee’s employment is or has been terminated by Sellers and their Affiliates.

(b) For a period of 12 months following the Closing Date, neither Sellers nor any of their Affiliates shall, directly or indirectly, hire or solicit (with the exception of any general solicitation of employment through any general advertising medium in the ordinary course of business) for employment as an employee or consultant, any individual who is identified as a Transferred Employee on the date hereof or who was a Transferred Employee as of the Closing Date, unless such employee’s employment is or has been terminated by Buyers and their Affiliates (including, after the Closing, the Partnership Companies).

Section 6.6 Partnership Guarantees.

(a)  Buyers shall use Reasonable Efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Sellers, on or before the Closing, valid and binding written releases of Sellers and their respective Affiliates (other than the Partnership Companies), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Partnership Guarantees in effect as of the Closing. If any Partnership Guarantee has not been released as of the Closing Date, then Buyers shall continue to use their Reasonable Efforts after the Closing to cause each such unreleased Partnership Guarantee to be released promptly. The Buyers shall be deemed to have met their obligations described in the two immediately preceding sentences if they shall have offered to provide a substitute guarantee, a substitute letter of credit or a substitute surety or performance bond, as applicable, with terms and provisions that are not less favorable to such beneficiary in any material respect than the guarantee, letter of credit or surety or performance bond being replaced. In no event shall the Buyers be obligated to offer to provide guarantees, letters of credit or surety or performance bonds with terms and provisions more favorable to the beneficiary than the guarantee, letter of credit or surety or performance bond being replaced.

(b)  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after 90 days following the Closing Date, the expiration of the Transition Services Agreement, any of SRCG, Genpar and their respective Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Partnership Guarantees.

(c)  Buyers shall reimburse Sellers for any and all Losses incurred on account of claims and payments made under or for the Partnership Guarantees on or after the Closing Date and the obligations of Buyers hereunder to reimburse Sellers for such Losses shall not be subject to the limitations or conditions contained in Article IX hereof. Notwithstanding the foregoing, Buyers shall not be required to indemnify the Sellers for any Losses attributable to an event or condition, the occurrence or existence of which results in a valid claim by Buyers against the Sellers for indemnity pursuant to Article IX hereof.

Section 6.7 Indebtedness; Termination of Related Party Transactions.

(a)  Immediately prior to the Closing, (i) Sellers shall cause the Partnership Companies to distribute to Sellers any Indebtedness due to the Partnership Companies from Sellers or their respective Affiliates (other than the Partnership Companies) and (ii) Sellers shall cancel (or, as applicable, cause their respective Affiliates to cancel) any Indebtedness due from the Partnership Companies to Sellers or their respective Affiliates (other than the Partnership Companies), in each case including interest and other amounts accrued thereon or due in respect thereof.

(b)  Prior to or at the Closing, Sellers will pay in full the Bank Credit Facility.

(c)  On or prior to the Closing Date, the Partnership Companies shall assign the Contracts listed on Schedule 6.7(c) to one of the Sellers.

(d)  On or prior to the Closing Date, the commodity positions set forth on Schedule 6.7(d) shall have expired or been terminated, in each case at Sellers’ expense.

Section 6.8 Update Information. Prior to the Closing, each of Sellers and Buyers shall give the other Party prompt written notice of (i) any development that is reasonably likely to result in a failure of a condition to the Closing or (ii) the breach of any of its respective representations and warranties or covenants. No such disclosure by any such party shall be deemed to cure any such breach.

Section 6.9 Change of Name; Seller Marks.

(a) As soon as practicable following the Closing Date, but in no event later than 30 days following the Closing Date, Buyers shall cause each of the Partnership Companies, as applicable, to change its name to a name that does not include “Sid,”“Sid Richardson,”“SRCG,”“Richardson” or “Keystone” and to make any necessary legal filings with the appropriate Governmental Authorities to effectuate such changes. Buyers shall hold harmless and indemnify Sellers against all costs, expenses, and damages resulting from or arising in connection with Buyers’ or the Partnership Companies use of the “Sid,”“Sid Richardson,”“SRCG,”“Richardson” or “Keystone” names as provided in this Section 6.9.

(b) Buyers shall obtain no right, title, interest, license or any other right whatsoever to use the words “Sid,”“Sid Richardson,”“SRCG,”“Richardson,”“Keystone” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyers agree that they shall (i) cause each Partnership Company to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses and the like), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 12 months following the Closing Date, (ii) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by any of the Partnership Companies to the extent reasonably practicable and (iii) use Reasonable Efforts to cause any third parties using or licensing Seller Marks on behalf of or with the consent of any Partnership Company, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.9 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

(c) Subject to the last sentence of this Section 6.9(c), each of the Sellers shall not, and shall cause each of their Affiliates not to, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date engage in, or own, manage, operate, control or participate in the management, operation or control of, or have any controlling interest, financial or otherwise, in (collectively, “Engage In”) the conduct of any business that is a Competitive Business. For purposes of this Section 6.9(c), the term “Competitive Business” shall mean the business engaged in by the Partnership Companies as it exists immediately after the Closing, including without limitation the business of gathering, treating, processing, storing, transporting and selling natural gas and transporting, fractionating and selling natural gas liquids. The restrictions contained in this Section 6.9(c) shall be limited to the Texas and New Mexico counties in which the Partnership Companies’ physical properties and assets are located as of the Closing Date together with any counties that are adjacent thereto (the “Non-Compete Area”). For purposes hereof, “control” of a Person means the ownership of more than 50% of the equity of such Person or the power to exercise more than 50% of the general voting rights of such Person. Notwithstanding anything to the contrary contained in this Section 6.9(c), nothing in this Section 6.9(c) shall be deemed to prohibit the continued business and operations of Sid Richardson Carbon, Ltd., Richardson Fuels, Inc. and Bass Enterprises Production Co. as currently conducted.

Section 6.10 Books and Records. From and after the Closing:

(a)  Sellers and their respective Affiliates may retain a copy of all of the data room materials and other books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of the Partnership Companies on or before the Closing Date. Notwithstanding the foregoing, and in addition to the provisions of Article VII, Sellers and their respective Affiliates shall be entitled to retain originals of (i) any Tax Return covering a taxable period ending on or prior to the Closing Date and (ii) any Benefit Plan documentation. Sellers and their respective Affiliates shall provide Buyers with reasonable access, during normal business hours and upon reasonable prior notice, to any original books and records that remain in the possession of Sellers and their respective Affiliates which relate primarily to the business or operations of the Partnership Companies on or before the Closing Date and are reasonably required by Buyers in connection with the business and operations of the Partnership Companies, copies of which books and records are not in the possession of Buyers or their Affiliates. Sellers and their respective Affiliates shall cooperate with and provide reasonable assistance to Buyers in connection with their accessing of such books and records.

(b) Buyers shall preserve and keep a copy of all data room materials and all books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of the Partnership Companies on or before the Closing Date in Buyers’ possession for a period of at least seven years after the Closing Date.

Section 6.11 Permits. The Partnership Companies shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Buyers and Sellers shall use Reasonable Efforts to cooperate with the Partnership Companies to provide information necessary to apply for such Permits.

Section 6.12  Insurance.

(a) With the exception of the crime and pollution and remediation coverages, all Policies listed in Schedule 4.14 are written on an occurrence basis. Claims covered by the occurrence based Policies, occurring before the Closing Date, will be reported into these occurrence forms. Because the occurrence Policies are shared with entities not involved in the transactions contemplated by this Agreement, and therefore cannot be transferred to Buyers, coverage for occurrences after the Closing shall be obtained by Buyers under separate policies. Claims arising under the crime and pollution and remediation Policies shall be governed by the applicable policy terms and conditions.

(b) After the Closing, Buyers and the Partnership Companies shall be responsible for, and neither Sellers nor their Affiliates shall have any responsibility for, the payment of any deductible amounts attributable to the Policies specified in subsection (a) above and the predecessor policies arising from the operations of the Partnership Companies. Buyers acknowledge that certain of the Policies require Sellers or their respective Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. Buyers and Sellers will cooperate and use Reasonable Efforts to cause Buyers to be substituted for Sellers or any of their respective Affiliates (as applicable) with respect to such indemnities and to have such collateral replaced with a letter of credit or other adequate collateral from Buyers. Sellers shall indemnify and hold harmless Buyers for any and all charges made against such collateral or indemnification payments required to be paid by Buyers in connection with claims arising or alleged to arise from the operations of any entity other than the Partnership Companies. In the event that such substitution of indemnitor and collateral cannot be accomplished prior to the Closing, Buyers shall enter into an indemnification agreement in form mutually acceptable to Buyers and Sellers wherein Buyers agree to indemnify and hold harmless Sellers or any of their respective Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of the Partnership Companies required to be paid by Sellers or any of their respective Affiliates (as applicable) under or with respect to such Policies from and after the Closing Date.

(c)  If, at any time after the date hereof, Sellers or any of their respective Affiliates are entitled to receive proceeds under the Policies or receive any notices or proceeds under the Policies which are related to the business of the Partnership Companies, Sellers shall (and shall cause their Affiliates to) (i) use Reasonable Efforts to collect any such Proceeds from the insurance carrier and accept and hold such proceeds and notices for the account and sole benefit of Buyers, (ii) have no equitable or beneficial interest in such proceeds and notices and (iii) deliver such proceeds and notices (free of any withholding, setoff, recoupment, or deduction of any kind except as required by Law) promptly to Buyers in the same form received.

Section 6.13 Further Assurances. Upon the request of any Party at any time after the Closing Date, the other Parties will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request to perfect title of Buyers and their successors and assigns to the Purchased Interests or otherwise to effectuate the purposes of this Agreement.

Section 6.14 Exclusivity. From the date of this Agreement through the Closing Date, Sellers will not (and Sellers will not permit the Partnership Companies or any of their officers, partners, directors, managers or advisors to), directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any Person relating to the acquisition of all or substantially all of the equity securities or assets of the

Partnership Companies by such Person (including any acquisition structured as a merger, consolidation, or share exchange).

Section 6.15 Release Related to Due Diligence Activities. BUYERS HEREBY RELEASE AND AGREE TO INDEMNIFY, DEFEND, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES (AS HEREAFTER DEFINED) FROM ANY CLAIM ARISING OUT OF OR RELATED TO DUE DILIGENCE ACTIVITIES BY OR ON BEHALF OF BUYERS, INCLUDING DUE DILIGENCE ACTIVITIES CONDUCTED PURSUANT TO SECTION 6.2 OF THIS AGREEMENT ; PROVIDED, HOWEVER, THAT BUYERS SHALL NOT BE LIABLE TO THE SELLER INDEMNIFIED PARTIES FOR ANY ACT OR OMISSION OF SELLERS, THE PARTNERSHIP COMPANIES OR ANY OF THEIR RESPECTIVE EMPLOYEES OR AGENTS IN CONNECTION WITH ANY DUE DILIGENCE ACTIVITIES BY OR ON BEHALF OF BUYERS. THE OBLIGATIONS OF BUYERS UNDER THIS SECTION 6.15 SHALL NOT BE SUBJECT TO THE CONDITIONS AND LIMITATIONS SET FORTH IN ARTICLE IX HEREOF.

Section 6.16 Identification of Transferred Employees.

(a) Schedule 6.16(a) identifies each Active Employee as of the date of this Agreement (other than Non-Transferred Employees, as such term is defined in Section 6.16(b)), together with the Employee’s title or job position, work location, service, compensation and maximum amount of severance liability if such Employee were not to be retained for the Continuation Period in a manner complying with Section 6.17(c). Schedule 6.16(a) shall be updated by Sellers on or before the Closing Date to identify individuals who become Active Employees after the date of this Agreement (and who are not otherwise identified on an updated schedule), to remove those individuals who cease to be Active Employees prior to the Closing (without regard to the reason or circumstance for such termination of Active Employee status) and to identify any other changes in the information listed thereon. Except as provided in Section 6.16, in hiring new Employees and terminating Employees after the date of this Agreement and prior to the Closing, Sellers and the Partnership Companies shall follow their usual and ordinary course of business in accordance with past practice. For purposes of this Section 6.16, the term “Active Employees” shall include all full-time and part-time Employees; Employees on workers’ compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, or short-term disability; and Employees on other approved leaves of absence with a legal or contractual right to reinstatement.

(b) Schedule 6.16(b) identifies those Employees as of the date of this Agreement who will be retained by Sellers and who shall not in any event be considered “Transferred Employees” for purposes of this Agreement (“Non-Transferred Employees”). Neither Buyers nor any of the Partnership Companies (after the Closing) shall have any liability with respect to the Active Employees listed in Schedule 6.16(b).

(c) Schedule 6.16(c) identifies each other non-Partnership Company employee of Sellers or their other Affiliates who principally provides services in connection with the

Partnership Companies (hereinafter collectively referred to as “Other Employees”) and who would be an Active Employee if he or she were employed by any of the Partnership Companies, together with such employee’s title or job position, work location, service, compensation and maximum amount of severance liability if such employee were not to be retained for the Continuation Period in a manner complying with Section 6.17(c). Schedule 6.16(c) shall be updated by Sellers on or before the Closing Date to identify individuals who become Other Employees after the date of this Agreement (and who are not otherwise identified on an updated schedule), to remove those individuals who cease to be Other Employees prior to the Closing (without regard to the reason or circumstance for such termination of Other Employee status), and to identify any other changes in the information listed thereon.

Section 6.17 Employment of Transferred Employees.

(a) Buyers shall cause all Employees listed in Schedule 6.16(a) to remain employed by the Partnership Companies as of the Closing Date in the same or comparable positions, and with at least the same base pay as was in effect immediately prior to the Closing Date (subject to Section 6.1(iii)). Such Employees, together with the Other Employees who meet the conditions for employment with Buyers or their Affiliates on and after the Closing Date as described in Section 6.17(b), are hereinafter collectively referred to as the “Transferred Employees.”

(b) On or before the Closing Date, but effective as of the Closing Date, Buyers or their Affiliates shall make offers of employment to each Other Employee who they desire to employ. The terms and conditions of each such offer of employment shall be on the terms and conditions determined by Buyers in their sole discretion; provided, that, the Buyers shall cause the Other Employees who become employed by a Partnership Company or another Affiliate of Buyers as of the Closing Date to be employed in the same or comparable positions, and with at least the same base pay as was in effect immediately prior to the Closing Date. For purposes of this Section, with respect to the compensation and benefits of the Other Employees between the date of this Agreement and the Closing Date, Sellers shall observe the covenants contained in Section 6.1(iii) as if the Other Employees were covered by such covenants. For an Other Employee to become an employee of Buyers or their Affiliates, the Other Employee must (i) accept Buyers’ or their Affiliates offer of employment under the terms and conditions provided in such offer, (ii) remain employed by the Sellers or any of their Affiliates until the Closing Date, and (iii) commence active employment with Buyers or their Affiliates immediately upon the Closing Date or such later date as otherwise agreed by Buyers. Sellers shall be responsible for all wages and benefits of Other Employees who become Transferred Employees for all periods prior to the Closing Date (or such later date as such employee commences employment with Buyers or their Affiliates, as agreed with Buyers).

(c) Except as provided in Section 6.17(f), this Section 6.17 shall not limit Buyers’ ability to change a Transferred Employee’s position, compensation or benefits for performance-related or other business reasons or require Buyers to continue the employment of a Transferred Employee for any particular period of time after the Closing; provided, however, that in the event that (A) a Transferred Employee is terminated without Cause during the one year period following the Closing Date (the “Continuation Period”), (B) during the Continuation Period, Buyers fail to provide a Transferred Employee with a base compensation level at least as high as such Transferred Employee’s base compensation level (i.e., base hourly wages or base salary, as applicable) as of the day immediately preceding the Closing (subject to Section 6.1(iii)), or (C) during the Continuation Period, if a Transferred Employee resigns his employment with the Partnership Companies and their Affiliates after Buyers fail to provide such Transferred Employee with a principal place of work that is no more than 20 miles from such Transferred Employee’s place of work as of the day immediately preceding the Closing, then Buyers shall be responsible for and shall pay (or shall cause the Partnership Companies or another of their Affiliates to pay) the severance payment due to such Transferred Employee in accordance with the provisions of Sellers’ severance pay program reflected in the form of the April 4, 2005 communication to Employees provided to Buyers.

(d) Sellers shall be responsible for and shall pay all retention payments due to Active Employees (including Transferred Employees and Non-Transferred Employees) and the Other Employees in accordance with the terms of Sellers’ retention pay program reflected in the form of the April 4, 2005 communication to Employees provided to Buyers. In addition, Sellers shall be responsible for and shall pay all severance payments due to Active Employees and Other Employees who do not become Transferred Employees and to any other employees of Sellers or their Affiliates; provided, however, that if an Active Employee or Other Employee who is not a Transferred Employee is subsequently hired by Buyers, a Partnership Company or any of their Affiliates during the Continuation Period, Buyers shall reimburse Sellers for the severance payment made to such employee.

(e) On and after the Closing Date, Buyers shall cause the Partnership Companies to recognize the service of each Transferred Employee for Sellers and the Partnership Companies before the Closing Date for all employee benefit and employment-related purposes, except for benefit accrual under any defined benefit pension plan, whether non-qualified or subject to Title IV of ERISA.

(f) Sellers shall pay to Transferred Employees any quarterly bonus payments due to Transferred Employees for the full and partial quarterly periods prior to the Closing Date.

(g) Upon request, Sellers shall provide or cause to be provided to Buyers copies of the personnel files of Transferred Employees and such spreadsheets and other data as may be necessary or appropriate to establish payroll records and benefit enrollment records for such Transferred Employees.

Section 6.18 No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

Section 6.19 Employees on LTD. Any individual who as of the Closing Date is eligible for long-term disability benefits shall be covered under Sellers’ long-term disability plan. Neither Buyers nor, after the Closing Date, the Partnership Companies shall have any liability with respect to such an individual and such responsibility shall remain or be assumed, as between the Parties, by Sellers. Employees on long-term disability shall be identified on Schedule 6.19.

Section 6.20 Defined Benefit Plan, Deferred Compensation Plan and Defined Contribution Plans.

(a) Effective as of the Closing Date, benefit accruals under the Retirement Plan for Employees of Bass Enterprises Production Co. (the “Sellers’ Pension Plan”) shall cease as to all Transferred Employees (the “Eligible Transferred Employees”) and Sellers’ Pension Plan shall be amended to exclude all other employees of SRES, REM and Leapartners and their ERISA Affiliates from and after the Closing Date. Sellers shall cause Sellers’ Pension Plan to fully vest and make nonforfeitable all accrued benefits of the Transferred Employees under such Plan, effective as of the Closing Date. None of SRES, REM, Leapartners or their ERISA Affiliates from and after the Closing Date shall have any further funding obligation with respect to Sellers’ Pension Plan as of and following the Closing Date and Sellers shall indemnify and hold harmless Buyers, SRES, REM, Leapartners and their ERISA Affiliates from and after the Closing Date from any liability arising thereunder. Benefits shall be payable under Sellers’ Pension Plan in accordance with its terms, subject to the vesting and freezing of benefit accruals and eligibility subsequent to the Closing Date.

(b) Sellers or an identified ERISA Affiliate of the Sellers shall assume sponsorship of and all obligations under the Sid Richardson Energy Restoration Plan and the Richardson Energy Marketing Restoration Plan (collectively, the “SRCG Restoration Plan”) effective as of the Closing Date. Benefit accruals for all Transferred Employees eligible to participate under the SRCG Restoration Plan shall cease effective as of the Closing Date and no other employees of SRES, REM, Leapartners or their ERISA Affiliates from and after the Closing Date shall be eligible to participate thereafter. Transferred Employees under the SRCG Restoration Plan shall be made fully vested as of the Closing Date. Benefits under the SRCG Restoration Plan shall be payable to Eligible Transferred Employees in accordance with its terms, subject to the vesting of benefits subsequent to the Closing Date. Sellers shall indemnify and hold harmless Buyers, SRES, REM, Leapartners and their ERISA Affiliates from and after the Closing Date from any liability arising under the SRCG Restoration Plan.

(c) Effective as of the Closing Date, Sellers will make necessary modifications and/or amendments to The Bass Thrift 401(k) Plan (“Sellers’ 401(k) Plan”), so that SRES, REM and Leapartners shall cease to be participating employers. If the Transferred Employees will be covered under Buyers’ qualified defined contribution plan (“Buyers’ 401(k) Plan”), then as soon as administratively reasonable following the Closing Date, Buyers shall direct the trustee of Buyers’ 401(k) Plan to accept the transfer of the account balances of the Transferred Employees who participate in Sellers’ 401(k) Plan; provided however, that Sellers’ 401(k) Plan shall not be required to effect such transfer of the accounts of the Transferred Employees to

Buyers’ 401(k) Plan until the receipt of reasonable evidence that Buyers’ 401(k) Plan is tax-qualified. In the event that Buyers’ do not intend to cover the Transferred Employees under Buyers’ 401(k) Plan, or no such plan exists, then SRES, REM and Leapartners shall consent to a “termination spinoff” of the portion of Sellers’ 401(k) Plan attributable to Transferred Employees, in which case the Transferred Employees with account balances in Sellers’ 401(k) Plan shall be entitled to a distribution in accordance with the terms of Sellers’ 401(k) Plan.

Section 6.21 Welfare Benefit Plans Coverage of all Transferred Employees under each Benefit Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Welfare Benefit Plan”) to which SRES, REM and/or Leapartners is a party or by which any of them is bound, shall cease as of the Closing Date, subject to the health coverage continuation rights described below. If an Employee, former Employee, or dependent, beneficiary, or spouse with respect to an Employee or former Employee (a “Qualified Beneficiary”) has elected or is entitled to elect to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”) due to a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Code) occurring on or before the Closing Date, then Sellers shall remain obligated to provide such coverage (or an election for such coverage, as applicable) through the remaining period of required coverage under a health plan of Sellers or their ERISA Affiliates in accordance with COBRA. If the employment of an Employee of SRES, REM, or Leapartners is terminated by reason of the transactions contemplated hereby on the Closing Date, then Sellers or their ERISA Affiliates shall provide health continuation coverage under COBRA (or an election for such coverage, as applicable) through the period of required coverage under a health plan of Sellers or their ERISA Affiliates for such Employee and all Qualified Beneficiaries with respect to such Employee in accordance with COBRA. Sellers and their ERISA Affiliates shall have no health care continuation obligation with respect to any Transferred Employee (including any Other Employee who becomes a Transferred Employee), such obligation (if any) to be that solely of Buyers and their ERISA Affiliates.

Section 6.22 Vacation. Schedule 6.22 specifies the accrued but unused vacation pay (including personal days), as of the date hereof, of each Transferred Employee and any such accrued and unused vacation pay, calculated as of the Closing Date, shall be deemed to be a Current Liability as of the Closing Date for purposes of determining the Net Working Capital Change Amount as of the Closing Date. On or after the Closing Date, Buyers and their Affiliates shall allow Transferred Employees to receive paid time off for any unused vacation time (including personal days) specified on Schedule 6.22, as adjusted to reflect actual vacation through the Closing Date. Except as required otherwise by applicable Laws, Sellers and their Affiliates shall have no liability to Transferred Employees for the vacation payments described in the immediately preceding sentence. Notwithstanding Buyers’ obligations set forth in this Section 6.22, nothing in this Section 6.22 shall obligate Buyers to maintain the Partnership Companies’ vacation plans in effect at the Closing.

Section 6.23 No Third Party Beneficiaries. Nothing expressed or implied in Section 6.16 through Section 6.22 shall confer upon any employee of Sellers or their Affiliates (including but not limited to the Partnership Companies), or Buyers or their Affiliates, or upon any legal representative of any such employees, any rights or remedies, including any right to employment or continued

employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto. Nothing in this Agreement shall cause Buyers or their Affiliates or Sellers or their Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee.

Section 6.24 Plan Terms Controlling. Nothing in this Agreement shall be deemed to confer upon any Person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by Section 6.16 through Section 6.22, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

Section 6.25 WARN Act Requirements. On and after the Closing Date, Buyers and the Partnership Companies shall be responsible with respect to Transferred Employees and their beneficiaries for compliance, if required, with The Worker Adjustment and Retraining Notification Act of 1988 and any other similar, applicable law (the “Warn Act”), including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. On and after the Closing Date, Sellers shall retain all liabilities and obligations with respect to the WARN Act for all employees of Sellers and their Affiliates and their beneficiaries other than Transferred Employees.

Section 6.26 Successors and Assigns. In the event Buyers or any of their successors and assigns (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfer all or substantially all of their assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Buyers honor the obligations of Buyers and their Affiliates set forth in Section 6.16 through Section 6.26.

Section 6.27 Financial Statements. The Sellers shall provide Buyers access to Sellers’ personnel, books and records to the extent reasonably necessary to enable Buyers to prepare financial statements of the Partnership Companies in such form and covering such periods as may be required by any applicable securities laws to be filed with the Securities and Exchange Commission by Buyers as a result of the transactions contemplated by this Agreement.

Section 6.28 Certain Contracts. To the extent, if any, that any contract rights, agreements, commitments or other arrangements relating to the business of the Partnership Companies exist and will not be, after the Closing Date, held of record by the Partnership Companies, Sellers (or their Affiliates) will hold such contract rights, agreements, commitments or other arrangements as nominee for and on behalf of Buyers and for Buyers’ sole account.

Section 6.29 Capital Expenditures. Sellers shall cause the Partnership Companies to make Capital Expenditures substantially in accordance with the Capital Expenditure Budget and, on or before the Closing Date, shall notify Buyers of any expected variance between actual capital expenditures and budgeted amounts.

ARTICLE VII
TAX MATTERS

Section 7.1  [Intentionally Omitted]

Section 7.2  Tax Returns.

(a) The income of the Partnership Companies will be apportioned to the period up to and including the Closing Date, and the period after the Closing Date by closing the books and records of the Partnership Companies as of 11:59 p.m. local time on the day immediately preceding the Closing Date.

(b) With respect to any Tax Return of a Partnership Company covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date, Sellers shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all items required to be included therein. Not later than 30 days prior to the due date of each such Tax Return, Sellers shall deliver a copy of such Tax Return to Buyers together with a statement of the difference, if any, of the amount of Tax shown due on such Tax Return over the amount set up as a liability for such Tax in the Closing Statement. If the Tax shown on the Tax Return exceeds the amount set up as a liability for the Tax in the Closing Statement, not later than 5 days prior to the due date of such Tax Return, Sellers shall pay to Buyers the amount of such excess. If the amount set up as a liability for the Tax in the Closing Statement exceeds the Tax shown on the Tax Return, not later than 5 days prior to the due date of such Tax Return, Buyers shall pay to Sellers the amount of such excess. Buyers shall cause such Partnership Company to file such Tax Return and timely pay the Taxes shown due on such Tax Return.

(c) With respect to any Tax Return of a Partnership Company covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (the “Straddle Period”) that is required to be filed after the Closing Date, Buyers shall cause such Straddle Period Tax Return to be prepared and shall cause to be included in such Straddle Period Tax Return all Tax items required to be included therein. Buyers shall determine the Tax which would have been due with respect to the Straddle Period if such Straddle Period ended on the Closing Date (the “Pre-Closing Date Tax”). Not later than 45 days prior to the due date of each such Straddle Period Tax Return, Buyers shall deliver a copy of the Straddle Period Tax Return to Sellers for their review. If Sellers agree with the Straddle Period Tax Return, Sellers shall pay to Buyers an amount equal to the excess, if any, of the Pre-Closing Date Tax over the amount set up as a liability for such Tax in the Closing Statement not later than 5 days prior to the due date of the Straddle Period Tax Return. If, within 15 days of the receipt of the Straddle Period Tax Return, Sellers notify Buyers that they dispute the manner of preparation of the Straddle Period Tax Return or the amount of the Pre-Closing Date Tax, then Buyers and Sellers shall attempt to resolve their disagreement within the five-day period following Sellers’ notification to Buyers of such disagreement. If Buyers and Sellers are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon Accounting Firm, whose expense shall be borne equally by Buyers and Sellers, for resolution within 20 days of such submission. The decision of such accounting firm with respect to such dispute shall, absent manifest error, be binding upon Buyers and Sellers, and Sellers shall pay to Buyers an amount equal to the excess, if any, of the Pre-Closing Date Tax over the amount set up as a liability for such Tax in the Closing Statement as decided by such Accounting Firm not later than 5 days prior to the due date of the Straddle Period Tax Return. In the event of (i) any Tax Authority review of a Straddle Period Tax Return or (ii) any proposed audit, notice, proposed adjustment, assessment, claim, liability, or other potential tax proceeding relating to a Straddle Period Tax Return (each, a “Straddle Period Tax Claim”), Buyers and Sellers shall handle such review and/or Straddle Period Tax Claim on a joint basis and in a reasonable manner.

(d) Any Tax Return prepared pursuant to the provisions of this Section 7.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact.

(e) Because Treasury Regulations section 301.6109-(1)(d)(2)(iii) requires that Buyers retain the Employer Identification Number of each Partnership Company, the following shall apply for purposes of (i) Tax Authority reviews of any Partnership Company Tax Return covering a taxable period ending on or prior to the Closing Date and (ii) any Pre-Closing Date Period Tax Claim; provided, however, that in the event that (A) a Pre-Closing Date Period Tax Claim is also an Indemnified Tax Claim, the provisions of Section 7.4 shall control and (B) a Pre-Closing Date Period Tax Claim could result in Tax liability to Buyers that is not an Indemnified Tax Claim, such Pre-Closing Date Period Tax Claim shall be handled on a joint basis in a reasonable manner. Buyers shall promptly notify Sellers of any written or oral notice that any applicable Tax Authority has proposed a review of any Partnership Company Tax Return for taxable periods ending on or prior to the Closing Date, and Buyers shall promptly send to Sellers a copy of any written notice or other document received by Buyers from any Tax Authority with respect to any Partnership Company Tax Return covering a taxable period ending on or prior to the Closing Date. Sellers shall have the sole and exclusive right to control, handle, dispose of, and/or settle any and all proposed audits, notices, proposed adjustments, assessments, claims, liabilities, or other potential tax proceedings relating to a Tax Return of any Partnership Company covering a taxable period ending on or prior to the Closing Date (“Pre-Closing Date Period Tax Claims”), and Buyers shall execute or cause to be executed any and all documents and forms (including, without limitation, powers of attorney) necessary to enable Sellers to carry out the provisions of this Section 7.2(e). Sellers shall have the sole right, at Sellers' cost, to select counsel and other tax professionals for any Pre-Closing Date Period Tax Claim; provided, however, that Buyers may monitor any such Pre-Closing Date Period Tax Claim and shall pay for any costs associated with such monitoring. Buyers and Sellers shall, and Buyers shall cause the Partnership Companies to, cooperate to the extent necessary to resolve any Pre-Closing Date Period Tax Claims. So long as Sellers have not agreed in writing to settle a Pre-Closing Date Period Tax Claim and a challenge of such Pre-Closing Date Period Tax Claim can continue (by any available means), neither Buyers, the Partnership Companies nor any of their respective representatives shall consent or otherwise agree to any element relating to such Pre-Closing Date Period Tax Claim. All positions taken herein by Sellers, Buyers and the Partnership Companies shall be in good faith.

(f) Buyers and Sellers shall cooperate fully, and Buyers shall cause each of the Partnership Companies to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.2, any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes and any Pre-Closing Date Period Tax Claims. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or Pre-Closing Date Period Tax Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers will, and Buyers will and will cause the Partnership Companies to, retain all books and records with respect to Tax matters pertinent to the Partnership Companies relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyers and Sellers each agree, upon request, to use Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(g) From and after the Closing Date, Buyers and their respective Affiliates (including the Partnership Companies) will not file any amended Tax Return or other adjustment request with respect to the Partnership Companies for taxable periods ending on or prior to the Closing Date without the prior written consent of Sellers.

(h) Subject to the second sentence of this Section 7.2(h), Tax refunds of any kind relating to any taxable period ending (or treated as ending) on or prior to the Closing Date shall inure to the benefit of Sellers, and Buyers shall pay the full amount of any such refund (including interest thereon), net of any tax liability related to the receipt of such refund, to Sellers promptly upon receipt of such refund by Buyers. Buyers shall be entitled to any Tax refunds resulting from the carryback of any loss or credit arising in a taxable period beginning on or after the Closing Date except for Tax refunds for which Buyers were given credit as a reduction in Purchase Price to which Sellers shall be entitled.

(i) At least 30 days prior to the Closing, Sellers (or, at Buyers’ option, Buyers) shall prepare and deliver to the other Parties an allocation (the “Allocation”) of the Purchase Price (and all other capitalized costs) among the Assets of the Partnership Companies in accordance with Treasury Regulations section 1.755 - 1 (and any similar provision of state, local or foreign law, as appropriate). Within 45 days after the date the Purchase Price is finally determined pursuant to Section 2.5 hereof, Sellers and Buyers shall use their best efforts to agree to the final Allocation. If the Parties agree to such Allocation, as contemplated by the foregoing sentence, such Allocation shall be binding upon Sellers and Buyers. Further, Sellers, Buyers and their respective Affiliates shall then report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable law. Buyers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Sellers may reasonably request in their preparation of the Allocation.

Section 7.3  Transfer Taxes. Buyers shall be responsible for and indemnify Sellers for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

Section 7.4  Tax Indemnity.

(a)  Sellers shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless (x) Buyers and any Person holding a direct or indirect interest in either Buyer that is required to include for Tax purposes on its Tax Return all or a portion of the income, gain, loss, deduction or credit of the Partnership Companies or the Buyers, and (y) the Partnership Companies from any and all Losses attributable to (i) any breach of any representation or warranty made by Sellers in Section 4.10 or any covenants and agreements made by Sellers in this Article VII and (ii) Taxes in excess of any liability for Taxes reflected on the Closing Statement which relate to or result from the income, business, property, status or operations of a Partnership Company prior to or on the Closing Date, or for which a Partnership Company is liable with respect to such period (whether pursuant to Treasury Regulations section 1.1502-6 or any similar state, local or foreign law or regulation, as a transferee or successor, by contract or otherwise). Buyers shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Sellers from any and all Taxes which relate to or result from the income, business, property, status or operations of the Partnership Companies after the Closing Date.

(b)  If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) or its Affiliate by another Party (the “Tax Indemnifying Party”) under this Section 7.4, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact; provided, however, that the failure of the Tax Indemnified Party to so notify the Tax Indemnifying Party shall not relieve the Tax Indemnifying Party of its obligations hereunder, unless and only to the extent that such failure to notify prejudices the Tax Indemnifying Party.

(c)  The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including with respect to the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.4(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7.4(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim. Notwithstanding the foregoing, the Parties shall jointly control all decisions with respect to any Tax Proceeding which, in the event of an adverse determination, may result in each Party having responsibility for an amount of Taxes hereunder.

(d)  No claim for indemnity for any Losses or Taxes relating to any single Tax Return or any single item or group of related items shall be permitted pursuant to this Section 7.4 if such claim is for less than $10,000.

Section 7.5  Scope.  Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations and warranties respecting Tax matters). The rights hereunder relating to Taxes shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

Section 8.1  Conditions to Obligations of Buyers. The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyers:

(a)  The Buyer Approvals and the Seller Approvals shall have been duly made, given or obtained and shall be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b)  The representations and warranties of Sellers contained in this Agreement that are qualified by materiality (whether by reference to the terms “material,”“Material Adverse Effect,” any other dollar threshold amount or otherwise) and the representations and warranties of Sellers contained in Sections 3.2 and 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), and the representations and warranties of Sellers contained in this Agreement that are not so qualified by materiality (whether by reference to the terms “material,”“Material Adverse Effect,” any other dollar threshold amount or otherwise) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c)  Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;

(d) Sellers shall have delivered to Buyers a certificate from an officer of SRCG Genpar GP, L.L.C., a Delaware limited liability company and general partner of Genpar (“Genpar GP”), dated as of the Closing Date, certifying that the conditions specified in Section 8.1(b) and 8.1(c) have been fulfilled;

(e) Sellers shall have delivered to Buyers a certificate from the Secretary of Genpar GP, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of each Seller and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;

(f) Sellers shall have delivered to Buyers a certificate from the Secretary or other authorized Person of each Partnership Company, each dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions, if any, of each Partnership Company;

(g) Sellers shall have delivered to Buyers a good standing certificate or certificate of existence, as applicable, of recent date for each of the Partnership Companies and for each Seller from their state of organization or incorporation;

(h) Sellers or Sellers’ Affiliate, as applicable, shall have executed and delivered a lease with respect to the Partnership Companies’ Ft. Worth headquarters location, on terms and conditions mutually satisfactory to the Parties;

(i) There shall not be in force any Law, preliminary or permanent injunction, judgment, order, decree, ruling, or charge restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any investigation, suit, action or proceeding pending or threatened by any Governmental Authority or other Person seeking to enjoin or restrain consummation of the transactions contemplated hereby or to recover damages in connection therewith;

(j) Sellers shall have delivered to Buyers (i) a payoff letter from each lender or secured party, in form and substance reasonably acceptable to Buyers and its lenders and in proper form for filing, if applicable, providing that upon receipt by or on behalf of Sellers of the amount specified in such payoff letters, (a) all guarantees, security agreements and other financing documents to which SRES, REM and Leapartners, their respective subsidiaries are a party or are otherwise obligated or their respective property is encumbered are fully and finally terminated, (b) all Liens relating thereto are released without further action and (c) Buyers are authorized to file releases and termination statements to effectuate such release, (ii) completed UCC-3 termination statements for any UCC financing statements or other UCC Liens identified on Schedule 4.16(a) (other than Permitted Liens), each in a proper form for filing and in form and substance satisfactory to Buyers and its lenders, (iii) fully executed and acknowledged releases with respect to any mortgage, deed of trust or similar instrument identified on Schedule 4.16(a) (other than Permitted Liens), each in form and substance satisfactory to Buyers and its lenders, and (iv) evidence, reasonably satisfactory to Buyers, of the expiration or termination, in each case at Sellers’ expense, of any commodity positions specified in Section 6.7(d);

(k) Sellers shall have delivered to Buyers an engagement letter, in form and substance satisfactory to Buyers, with KPMG LLP for auditing services associated with the fiscal year of the Partnership Companies ending December 31, 2005, provided that the fees associated with such auditing services shall be payable by Sellers;

(l) each of the officers of the Partnership Companies listed in Schedule 8.1(l) shall have executed and delivered to Buyers a retention agreement substantially in the form attached hereto as Exhibit 8.1(l);

(m) insurers reasonably acceptable to Buyers shall have committed to enter into an environmental insurance policy, at Buyers’ cost, covering the assets of the Partnership Companies having a term of at least five years from the Closing Date, the terms set forth on Schedule 8.1(m) and on such other terms as are reasonably satisfactory to Buyers;

(n) the Sellers shall have executed and delivered a Transition Services Agreement in form and substance mutually acceptable to the Parties, which agreement shall, at a minimum, include the terms and conditions set forth on Exhibit 8.1(n);

(o) Sellers shall have delivered written resignations or evidence of removal of each of the directors and officers of the Partnership Companies, except as otherwise specified by Buyers.

Section 8.2  Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:

(a)  The Seller Approvals and the Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b)  All of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure to be so true would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Buyers to consummate the Closing;

(c)  Buyers shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyers on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a Material Adverse Effect on the ability of Buyers to consummate the Closing;

(d)  Each Buyer shall have delivered to Sellers a certificate from an officer of such Buyer, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and 8.2(c) have been fulfilled;

(e)  Each Buyer shall have delivered to Sellers a certificate from the Secretary of such Buyer dated as of the Closing Date attaching and certifying the Organizational Documents and authorizing resolutions of such Buyer and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;

(f)  Each Buyer shall have delivered to Sellers a good standing certificate of recent date for such Buyer from its state of organization; and

(g)  There shall not be in force any Law, injunction, judgment, order, decree, ruling, or charge restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any investigation, suit, action or proceeding pending or threatened by any Governmental Authority or other Person seeking to enjoin or restrain consummation of the transactions contemplated hereby or to recover damages in connection therewith.

ARTICLE IX
INDEMNIFICATION

Section 9.1  Survival. The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection with this Agreement will survive the Closing for a period of twelve months following the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.2, 3.5, 3.6, 4.9, 5.2 and 5.5 will survive the Closing indefinitely, (b) the representations and warranties contained in Section 4.10 will survive the Closing in accordance with the provisions of Article VII hereof, (c) the representations and warranties contained in Section 4.11 shall survive the Closing for a period of three years following the Closing Date, and (d) the representations and warranties and certifications contained in the certificates delivered pursuant to Sections 8.1(d) and 8.2(d) shall survive for the same duration that the representations and warranties to which they are applicable survive. Unless otherwise expressly provided herein, all covenants, agreements and obligations made by any party hereunder which are to be performed on or prior to the Closing Date shall expire at the Closing, and all covenants, agreements and obligations made by any party hereunder which are to be performed after the Closing Date shall survive in accordance with their terms until the applicable statute of limitations therefor has expired with respect to any breach thereof. Any right of indemnification or reimbursement pursuant to this Article IX with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation shall expire on the applicable date of termination of the representation, warranty, covenant, agreement or obligation claimed to be breached as set forth in Section 9.2(a) or 9.2(b) (provided, however, that a Party may make a claim for indemnification for a breach of any covenant that expires on the Closing Date until one year after the Closing Date) (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, covenant, agreement or obligation.

Section 9.2 Indemnification.

(a) Subject to the provisions of this Article IX (including, without limitation, the provisions of Section 9.4 hereof), from and after the Closing, Sellers shall indemnify, defend and hold harmless Buyers, Buyers’ Affiliates (including the Partnership Companies from and after the Closing) and their respective Representatives and their respective successors and permitted assigns (the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by them as a result of, relating to or arising out of (i) any breach of or any inaccuracy in any representation or warranty of Sellers contained in Sections 3.2 or 3.6 of this Agreement as of the date hereof or as of the Closing Date or in any certificates delivered pursuant to or in connection with this Agreement, (ii) any breach of or any inaccuracy in any representation or warranty of Sellers contained in Article III (other than Sections 3.2 or 3.6) or Article IV of this Agreement as of the date hereof or as of the Closing Date, (iii) any breach of or failure by Sellers to perform any covenant or obligation of Sellers contained in this Agreement, and (iv) assets or lines of business that have been sold, transferred, relinquished or abandoned by the Partnership Companies, including assets that have reverted to landowner ownership, as of the Closing Date. For purposes of Section 9.2(a)(ii), in determining whether the Sellers have breached any of their representations and warranties contained in Article III or IV, all qualifications of such representations and warranties by materiality (whether by reference to the terms “material,”“Material Adverse Effect” or any threshold amount or otherwise) shall be disregarded.

(b) Subject to the provisions of this Article IX, from and after the Closing, Buyers shall indemnify, defend and hold harmless Sellers, their respective Affiliates, their respective Representatives and their respective permitted successors and assigns (the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by them as a result of, relating to or arising out of (i) any breach of or any inaccuracy in any representation or warranty of Buyers contained in this Agreement as of the date hereof or as of the Closing Date or in any certificates delivered pursuant to or in connection with this Agreement, (ii) any breach of or failure by Buyers to perform any covenant or obligation of Buyers contained in this Agreement and (iii) the businesses and operations of the Partnership Companies (whether relating to periods prior to or after the Closing Date) to the extent such Losses (A) arise out of a matter for which a Partnership Company has liability, (B) are not subject to the provisions of Section 9.2(a) hereof or any other provision of this Agreement that requires the Sellers to assume such liability or indemnify Buyers or the Partnership Companies for such liability and (C) are not the subject of a written notice delivered by the Buyer Indemnified Parties in accordance with, and by the date specified in, Section 9.1.

Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:

(a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any third party (a “Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) If, within 10 days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Losses relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith and (ii) the Indemnified Party may employ separate counsel, and the Indemnifying Party will bear the expenses of such separate counsel, if in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

(c) Any claim by an Indemnified Party on account of Losses that do not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.3(a), 9.3(b) or 9.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was materially prejudiced as a result of such failure.

(e) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds (net of any premiums paid or costs incurred in connection therewith) received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any net Tax Benefit actually and currently realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any indemnification or reimbursement payments or other recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party with respect to such Losses. Each Indemnified Person shall exercise Reasonable Efforts to obtain such proceeds, benefits, payments and recoveries. If any such proceeds, benefits, payments or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits, payments or recoveries (up to the amount of the Indemnifying Person's payment). An indemnified party shall use reasonable efforts to mitigate damages in respect of any claim for which it is seeking indemnification.

(f) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(g) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 9.4 Limitations on Liability of Sellers. Notwithstanding anything to the contrary herein, Sellers’ obligations to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(ii) hereof shall be subject to the following limitations:

(a)  A breach of any representation, warranty or covenant of Sellers in this Agreement in connection with any single item or group of related items that results in Losses of less than $100,000 shall be deemed, for all purposes of this Article IX, not to be a breach of such representation, warranty or covenant, and therefore shall not be applied towards the Threshold Amount or be indemnifiable hereunder.

(b)  Sellers shall have no liability arising out of or relating to Section 9.2(a)(ii) until the aggregate amount of all such Losses actually incurred by the Buyer Indemnified Parties thereunder exceeds an amount equal to 1% of the Purchase Price (the “Threshold Amount”), in which event Sellers’ indemnity obligations shall apply to Losses actually incurred in excess of the Threshold Amount (subject to the maximum liability provided for in subsection (c) below); provided, however, that in respect of Losses incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of any breach of the representations and warranties contained in Section 4.11, the Threshold Amount shall be deemed to be $5,000,000.

(c)  In no event shall Sellers’ aggregate liability arising out of or relating to Section 9.2(a)(ii) exceed 10% of the Purchase Price (the “Cap Amount”), and each Buyer Indemnified Party waives and releases and shall have no recourse against Sellers pursuant to Section 9.2(a)(ii) in excess of such Cap Amount.

(d)  No Buyer Indemnified Party shall be entitled to indemnification under Section 9.2(a)(ii) to the extent Buyers have otherwise been compensated by reasons of adjustments (pursuant to Section 2.5) in the calculation of the Purchase Price relative to what it would have been absent such Loss.

Section 9.5 Waiver of Other Representations.

(a)  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED INTERESTS, THE PARTNERSHIP COMPANIES, THEIR ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYERS WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PARTNERSHIP COMPANIES.

(b)  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS’ INTERESTS IN THE PARTNERSHIP COMPANIES AND THEIR ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE PURCHASED INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PARTNERSHIP COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PARTNERSHIP COMPANIES AND THEIR ASSETS.

(c)  Buyers acknowledge and agree that none of Sellers, their Affiliates, any of their Representatives and any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Sellers, their Affiliates or their Representatives to Buyers, any of their Affiliates or their Representatives (including, without limitation, the Executive Summary dated May 2005 prepared by Lehman Brothers, Inc.) or any information that is not included in this Agreement or the Disclosure Schedule, and none of Sellers, their Affiliates, any of their Representatives nor any other Person will have or be subject to any liability to Buyers, any of their Affiliates or their Representatives resulting from the distribution of any such information to, or the use of any such information by, Buyers, any of their Affiliates or any of their agents, consultants, accountants, counsel or other Representatives.

(d) The representations and warranties contained in Section 4.11 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 9.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Purchase Price for Tax purposes.

Section 9.7 Exclusive Remedy. Except for the indemnification provisions set forth in Article VII hereof, the right of indemnification set forth in this Article IX (subject to all limitations provided for herein) shall be the sole and exclusive remedy of the Parties and all Indemnified Parties under or by reason of this Agreement (including for any breach of any representation, warranty, covenant or agreement set forth in this Agreement) and each Party covenants and agrees not to seek or assert any other remedy following the Closing; provided, however, that the foregoing shall not limit the right of any Party to seek any equitable remedy available to enforce the rights of such Party under this Agreement.

Section 9.8 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

Section 9.9 Tax Indemnity. Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Article VII.

Section 9.10 Security. Until the third anniversary of the Closing Date, Sellers shall provide security to Buyers in the form of a letter of credit, in form and substance reasonably satisfactory to Buyers, in an initial amount equal to the Cap Amount (such amount to be reduced by the amount of any payments made by Sellers in respect of their indemnification obligations under this Article IX) for the purpose of satisfying claims by Buyers for indemnification under this Article IX. After such third anniversary, in the event that Buyers shall have submitted to Sellers, prior to such third anniversary, written notice of a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation, Sellers shall provide such further security to Buyers (in the form of a bond, letter of credit or other means reasonably acceptable to Buyers) in an amount equal to the lesser of the Cap Amount and the amount of the Loss in question.

ARTICLE X
TERMINATION

Section 10.1  Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)  by the mutual consent of Buyers and Sellers as evidenced in writing signed by each of Buyers and Sellers;

(b)  by Buyers, if there has been a material breach by Sellers of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Sellers within 30 days after written notice thereof from Buyers;

(c)  by Sellers, if there has been a material breach by Buyers of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyers within 30 days after written notice thereof from Sellers;

(d)  by either Buyers or Sellers if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyers or Sellers, if the Closing has not occurred on or before March 1, 2006 (provided that if the Closing shall not have occurred by such date solely as a result of the conditions relating to the HSR Act set forth in either Section 8.1(a) or 8.2(a) not being satisfied, such date shall be extended to June 30, 2006), or such later date as the Parties may agree upon.

Section 10.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement, except for the provisions of Section 6.2(b), Section 6.15, this Section 10.2 and all of Article XI, shall become void and have no effect, without any liability on the part of any Party hereto or its directors, officers, managers, members or partners; provided, however, that (i) nothing in this Section 10.2 shall relieve any Party hereto of liability for a material breach of any of its obligations under this Agreement or a material breach of any of its representations and warranties hereunder and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby. If it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the Party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other Parties hereto for their respective out-of-pocket costs, including the fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with postage prepaid (return receipt requested), sent by messenger or nationally recognized overnight courier service, or sent by facsimile to the addresses of the Parties as follows:

(a) If to LP Interest Buyer, to:

Southern Union Gathering LLC
5444 Westheimer Road
Houston, TX 77056
Attn: Monica M. Gaudiosi, Esq.
Telecopy: 713/989-1213

with a copy to:

Fleischman and Walsh, LLP
1919 Pennsylvania Avenue, NW, Suite 600
Washington, DC 20006
Attn: Seth Warner, Esq.
Telecopy: 202/265-5706

(b) If to GP Interest Buyer, to:

Southern Union Panhandle LLC
5444 Westheimer Road
Houston, TX 77056
Attn: Monica M. Gaudiosi, Esq.
Telecopy: 713/989-1213

with a copy to:
Fleischman and Walsh, LLP
1919 Pennsylvania Avenue, NW, Suite 600
Washington, DC 20006
Attn: Seth Warner, Esq.
Telecopy: 202/265-5706

(c)If to SRCG, to:

SRCG, Ltd.
201 Main Street, Suite 3000
Fort Worth, Texas 76102
Attention: William O. Reimann
Telecopy: (817) 339-7286

with a copy to:

Kelly, Hart & Hallman, P.C.
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention: Thomas W. Briggs, Esq.
Robin B. Connor, Esq.
Telecopy: (817) 878-9721

(d) If to Genpar, to:

SRCG Genpar, L.P.
201 Main Street, Suite 3000
Fort Worth, Texas 76102
Attention: William O. Reimann
Telecopy: (817) 339-7286

 with a copy to:

Kelly, Hart & Hallman, P.C.
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention: Thomas W. Briggs, Esq.
Robin B. Connor, Esq.
Telecopy: (817) 878-9721

or to such other address or addresses as a Party may from time to time designate by written notice to the other Parties in the manner in this Section 11.1. Notice by mail shall be deemed to have been duly given and received on the third day after posting. Notice by messenger, nationally recognized overnight courier service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

Section 11.2  Assignment.

(a) Except as set forth in Section 11.2(b), no Party may assign this Agreement or any part of its rights or obligations hereunder without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 11.2 shall be null and void.

(b) Buyers shall have the right to structure this transaction so that it qualifies, in whole or in part, under the exchange provisions of Section 1031 of the Code. In the event Buyers elect to structure this transaction so that it qualifies under such provisions, Sellers shall cooperate with Buyers at no cost or liability to Sellers in connection with efforts to effect the exchange transaction, including any reasonable use of a “qualified intermediary” or an “exchange accommodation titleholder” within the meaning of the United States Treasury Regulations and related authority (collectively, the “Qualified Intermediary”). In order to implement such structure, (i) Buyers may, upon written notice to Sellers, assign all or part of their rights under this Agreement to a third party designated by Buyers to act as a Qualified Intermediary; (ii) Sellers shall, and hereby agree to, acknowledge such assignment in writing and to accept payment of all or a portion of the Purchase Price from the Qualified Intermediary; and (iii) at Closing, Sellers shall convey the Purchased Interests directly to Buyers, Buyers' designee, or the Qualified Intermediary, as the case may be. Sellers shall have no responsibility or liability to Buyers or any other person for the qualification of Buyers' purported exchange transaction under Section 1031 of the Code. Sellers shall not be required to incur any additional expense or liability as a result of such cooperation, exchange or assignment. Buyers shall indemnify, defend and hold Sellers harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees and paralegals’ fees and disbursements, arising out of or in any way connected with the exchange that Sellers would not have incurred but for the exchange.

Section 11.3  Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of Article IX, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

Section 11.4  Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.6  Entire Agreement. This Agreement (together with the Disclosure Schedule and any Exhibits hereto), the Confidentiality Agreement and all certificates, documents, instruments and writings that are delivered pursuant hereto constitute the entire understanding among the Parties with respect to the transactions contemplated hereby and supersede all prior arrangements, understandings and agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

Section 11.7  Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Partnership Companies or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall constitute disclosure for purposes of the corresponding Sections or subsections of this Agreement expressly referred to in the Disclosure Schedule and any other Section or subsection to the extent such disclosure is made in such a way as to make its relevance to such other Section or subsection readily apparent on its face.

Section 11.8 Acknowledgment by Buyers. Buyers have not relied on any representation or warranty from Sellers or any of their respective Affiliates, except as set forth in this Agreement.

Section 11.9  Amendments and Waivers. This Agreement may be amended, modified, superseded or cancelled, in whole or in part, only by a written instrument duly executed by each of the Parties hereto. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or other afforded, will be cumulative and not alternative.

Section 11.10  Publicity. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, prior to the Closing there shall be no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to the Closing, Buyers and Sellers will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

Section 11.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 11.12  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts or choice of law rules or principles.

(b)  Each Party hereby irrevocably consents to the exclusive personal jurisdiction and venue of the courts of the State of Texas and the federal courts of the United States of America sitting in Harris County, Texas, and appropriate appellate courts therefrom over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of lack of personal jurisdiction or inconvenient forum or any similar defense for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended for and shall not confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS:
SRCG, LTD.
By: SRCG Genpar, L.P., general partner

By: SRCG Genpar GP, L.L.C., general
partner

By:  /s/ Craig F. Strehl
Name:  Craig F. Strehl
Title:  President

SRCG GENPAR, L.P.

By:  SRCG Genpar GP, L.L.C., general partner

By:   /s/ Craig F. Strehl
Name:   Craig F. Strehl
Title:   President

BUYERS:

SOUTHERN UNION PANHANDLE LLC

By:  /s/ Robert O. Bond
Name: Robert O. Bond
Title: Manager

SOUTHERN UNION GATHERING COMPANY LLC

By:  Southern Union Company, its sole member

By:  /s/ Julie H. Edwards
Name: Julie H. Edwards
Title: Senior Vice President and Chief Financial Officer